--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/ /     Preliminary information statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/x/     Definitive information statement

                              CBI INDUSTRIES, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

                    Common Stock, par value $2.50 per share
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

                        2,483,593 shares of Common Stock
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    Pursuant to the Agreement and Plan of Merger among CBI Industries, Inc., Praxair, Inc. and PX Acquisition Corp., dated as of December 22, 1995, the price to be paid for each share to be purchased in the merger is $33.00. Pursuant to Rule 0-11(c), the filing fee of $16,391.71 was calculated as 1/50 of 1% of the total cash payment to be made in the merger, which is equal to the product of $33.00 per share and 2,483,593 shares to be purchased. A fee of $17,941.16 was previously paid in connection with the filing of the preliminary information statement on January 23, 1996, based on the number of shares to be purchased as calculated on such date.

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

                                  $81,958,569
--------------------------------------------------------------------------------

(5) Total fee paid:

                                   $17,941.16
--------------------------------------------------------------------------------

/x/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $17,941.16

(2) Form, Schedule or Registration Statement No.: Schedule 14C

(3) Filing Party: CBI Industries, Inc.

(4) Date Filed: January 23, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              February 15, 1996

Dear Stockholder:

     As announced on December 22, 1995, CBI Industries, Inc. and Praxair, Inc. have entered into a merger agreement. Pursuant to an amended tender offer for all of CBI's outstanding common stock, Praxair has already acquired, through a wholly owned subsidiary, approximately 94% of the outstanding common stock of CBI. Pursuant to the merger agreement, CBI will merge with Praxair's wholly owned subsidiary. In the merger, our remaining stockholders will receive, in exchange for their shares of common stock, $33.00 cash per share, without interest thereon. Praxair will thereupon own the entire common equity interest in CBI.

     A special meeting of stockholders will be held at the offices of Praxair, Inc. located at 39 Old Ridgebury Road, Danbury, Connecticut, in Conference
Room N-880, at 10:00 A.M., Eastern Standard Time, on March 12, 1996, to consider and vote upon a proposal to approve the merger agreement and the merger previously approved by our Board of Directors and a proposal to amend CBI's Restated Certificate of Incorporation to permit actions by stockholder's written consent. Approval of such proposals requires the affirmative vote of a majority of the outstanding stock of CBI entitled to vote thereon. Because Praxair's 94% interest will be voted in favor of the proposals, their passage is assured without the vote of any other stockholder. In light of this, you are not being asked for a proxy and are requested not to send one. If you so wish, you may vote your shares by attending the special meeting in person. The accompanying Information Statement explains in detail the terms of the merger. Please read the Information Statement carefully.

                                          Sincerely yours,

                                          /s/ EDGAR G. HOTARD

                                          EDGAR G. HOTARD
                                          President and Chief Executive Officer

                              CBI INDUSTRIES, INC.
                              800 JORIE BOULEVARD
                         OAK BROOK, ILLINOIS 60521-2261

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 12, 1996

To The Stockholders of CBI INDUSTRIES, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting of the holders of Shares (as defined below) of CBI Industries, Inc., a Delaware corporation (the 'Company'), will be held at the offices of Praxair, Inc. located at 39 Old Ridgebury Road, Danbury, Connecticut, in Conference Room N-880, at 10:00 A.M., Eastern
Standard Time, on March 12, 1996 (the 'Special Meeting') for the following purposes:

          1. To consider and vote upon a proposal (the 'Merger Proposal') to approve and adopt the Agreement and Plan of Merger (the 'Merger Agreement'), attached as Exhibit A to the accompanying Information Statement, among Praxair, Inc., a Delaware corporation ('Praxair'), PX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Praxair (the 'Purchaser'), and the Company dated as of December 22, 1995 and the Merger (as defined herein). Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) the Purchaser will be merged with and into the Company (the 'Merger'), (ii) each outstanding share of the Company's Common Stock, par value $2.50 per share (the 'Common Stock'), and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (the 'Rights' and, together with such shares of Common Stock, except where the context otherwise requires, the 'Shares') (other than Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair and any Shares which are held by dissenting Stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended), will be converted into the right to receive $33.00 in cash, without interest thereon and (iii) each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

          2. To consider and vote upon a proposal (the 'Certificate Amendment Proposal') to amend the Company's Restated Certificate of Incorporation, as amended, to delete Article Fourteenth thereof in its entirety, which Article currently prohibits action taken by written consent of stockholders.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of Shares of record at the close of business on February 9, 1996, will be entitled to notice of, and to vote at, the Special Meeting.


     The Company's Board of Directors (the 'Board') has determined that the Merger is fair to and in the best interests of the Company and its stockholders, has approved the Merger Agreement and the Merger and recommends that holders of Shares vote in favor of the Merger Proposal and the Certificate Amendment Proposal.

                                          By Order of the Board of Directors,

                                          /s/ CHARLOTTE C. TOERBER

                                          CHARLOTTE C. TOERBER
                                          Secretary

Dated February 15, 1996

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                     PROXY.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Introduction........................................................   1
Summary.............................................................   2
The Special Meeting.................................................   4
Certain Information Concerning the Company..........................   5
Certain Information Concerning Praxair and the Purchaser............   7
Background of the Merger............................................   8
Recommendation of the Board and Reasons for the Merger..............  13
Opinions of Financial Advisors......................................  14
Interests of Certain Persons........................................  17
Certain Effects of the Consummation of the Offer on the Shares......  19
Structure of the Merger.............................................  19
Financing of the Merger.............................................  20
Accounting Treatment of the Merger..................................  20
Certain Legal Matters; Required Regulatory Approvals................  20
Certain Federal Tax Consequences of the Merger......................  21
The Merger Agreement................................................  21
Trading Prices......................................................  24
Security Ownership of Certain Beneficial Owners.....................  24
Security Ownership of Management of the Company.....................  25
Independent Public Accountants......................................  25
Other Matters To Come Before the Meeting............................  25
Incorporation of Documents By Reference.............................  25

ANNEXES:
  ANNEX A Appraisal Rights..........................................  A-1

EXHIBITS:
  EXHIBIT A Agreement and Plan of Merger
  EXHIBIT B Fairness Opinion of Lehman Brothers Inc.
  EXHIBIT C Fairness Opinion of Merrill Lynch & Co.

                              CBI INDUSTRIES, INC.
                              800 JORIE BOULEVARD
                            OAK BROOK, IL 60521-2268

           INFORMATION STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 12, 1996

                                  INTRODUCTION

This Information Statement is being furnished to the holders of Shares (as defined herein) (the 'Stockholders') of CBI Industries, Inc. a Delaware corporation (the 'Company'), as of the Record Date (as defined herein) (i) to consider and vote upon the proposal (the 'Merger Proposal') to approve and adopt the Agreement and Plan of Merger (the 'Merger Agreement'), attached hereto as Exhibit A, among Praxair, Inc., a Delaware corporation ('Praxair'), PX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Praxair (the 'Purchaser'), and the Company dated as of December 22, 1995, and
(ii) to consider and vote upon the proposal (the 'Certificate Amendment Proposal') to amend the Company's Restated Certificate of Incorporation, as amended (the 'Restated Company Certificate'), to delete Article Fourteenth thereof in its entirety, which Article currently prohibits action taken by written consent of stockholders. Pursuant to the Merger Agreement, the Purchaser amended its then outstanding tender offer to purchase all outstanding Shares, among other things, to increase the price to be paid pursuant thereto to $33.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995, as amended and supplemented by the Supplement to the Offer to Purchase dated December 28, 1995 and the revised Letter of Transmittal (which together constitute the 'Amended Praxair Offer'). The Amended Praxair Offer expired at 12:00 midnight, New York City time, on Thursday, January 11, 1996. The Purchaser accepted for payment 41,093,631 Shares, validly tendered pursuant to the Amended Praxair Offer and not withdrawn, representing approximately 94% of the total number of outstanding shares of the Company entitled to vote at the Special Meeting (as defined herein). The Merger (as defined herein) will be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

     This Information Statement is being mailed on or about February 15, 1996 to the holders of record of the Shares at the close of business on February 9, 1996.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and the Annex and Exhibits hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used in the following summary have the meanings set forth elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annex and Exhibits hereto in their entirety.


Purpose of Special Meeting...........  To vote upon the Merger Proposal and the
                                       Certificate Amendment Proposal. (See
                                       'INTRODUCTION'; 'THE SPECIAL MEETING.')

Date and Time of Special Meeting.....  March 12, 1996 at 10:00 A.M., Eastern
                                       Standard Time

Place of Meeting.....................  The offices of Praxair, Inc. located at
                                       39 Old Ridgebury Road, Danbury,
                                       Connecticut, in Conference Room N-880

Record Date..........................  February 9, 1996

Number of Outstanding Shares Entitled
  to Vote............................  43,656,524

Merger Terms.........................  In the Merger, the Company will become a wholly owned subsidiary of Praxair, and
                                       each outstanding Share (other than Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair, Shares held in the Company's treasury and Dissenting Shares) will be converted into the right to receive $33.00 per Share in cash, without interest thereon. (See 'STRUCTURE OF THE MERGER' and 'THE MERGER AGREEMENT.')

Required Vote........................  The affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon is required for approval of the Merger Proposal and the Certificate Amendment Proposal. (See 'SPECIAL MEETING--Voting at the Special Meeting.')

Recommendation of the Company's Board
  of Directors.......................  The Company's Board of Directors has
                                       determined that the Merger is fair to and in the best interests of the Company and its stockholders, has approved the Merger

                                       Agreement and the Merger and recommends
                                       that holders of Shares vote in favor of
                                       the Merger Proposal and the Certificate
                                       Amendment Proposal. (See 'RECOMMENDATION
                                       OF THE BOARD AND REASONS FOR THE
                                       MERGER.')

Opinion of Financial Advisor.........  Lehman Brothers Inc. and Merrill Lynch &
                                       Co., the Company's financial advisors,
                                       have determined that as of the date of
                                       such opinions, the $33.00 per Share
                                       consideration to be received by the
                                       stockholders of the Company pursuant to
                                       the Merger is fair to such stockholders
                                       from a financial point of view (See
                                       'RECOMMENDATION OF THE BOARD AND REASONS
                                       FOR THE MERGER' and 'OPINIONS OF
                                       FINANCIAL ADVISORS.')

Rights of Dissenting Stockholders....  Under the Delaware General Corporation
                                       Law, any Stockholder who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the Stockholders on the Merger, and who has otherwise complied with the applicable requirements of Section 262 of the DGCL has the right, subject to compliance with certain procedural requirements, to an appraisal of, and to receive cash payment for, the 'fair value' of his Shares. (See 'THE SPECIAL MEETING--Dissenters' Rights of Appraisal' and Annex A.)

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     At a special meeting of the Stockholders of CBI to be held at the offices of Praxair, Inc. located at 39 Old Ridgebury Road, Danbury, Connecticut, in

Conference Room N-880, at 10:00 A.M., Eastern Standard Time on March 12, 1996 (the 'Special Meeting'), the Stockholders of the Company will be asked to consider and vote upon the Merger Proposal. Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) the Purchaser will be merged with and into the Company (the 'Merger'), (ii) the Company will be the corporation surviving the Merger (the 'Surviving Corporation'), (iii) the separate existence of the Purchaser will cease, (iv)

each issued and outstanding share of the Company's Common Stock, par value $2.50 per share (the 'Common Stock'), and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York (the 'Rights Agent'), as Rights Agent (the 'Rights' and together with such shares of Common Stock, except where the context otherwise requires, the 'Shares') (other than any Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair and any Shares which are held by dissenting stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended (the 'DGCL')) will be converted into the right to receive $33.00 in cash, without interest thereon (the 'Merger Consideration'), and (v) each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

     At the Special Meeting, the Stockholders of the Company will also be asked to consider and vote upon the Certificate Amendment Proposal to amend the Restated Company Certificate to delete Article Fourteenth thereof in its entirety, which Article currently states:

     FOURTEENTH: Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation shall be taken only at a duly called annual or special meeting. Such action may not be taken by written consent of the stockholders.

The purpose and effect of the Certificate Amendment Proposal is to enable Praxair, as the owner of the entire common equity interest in CBI upon consummation of the Merger, to act by stockholder's written consent in lieu of a meeting, as permitted by Section 228 of the DGCL.

VOTING AT THE SPECIAL MEETING

     According to the Restated Company Certificate, the Stockholders are entitled to one vote for each Share on each matter submitted to a vote of the stockholders of the Company. In addition, the holders of shares of $2.27 Convertible Series C Preferred Stock of the Company, par value $1.00 per share (the 'Series C Preferred'), are entitled to 1.5 votes on all matters upon which the Stockholders are entitled to vote and vote together with the Stockholders as a single class. The Board of Directors of the Company (the 'Board') has fixed the close of business on February 9, 1996 as the record date (the 'Record Date') for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 43,656,524 Shares outstanding and entitled to vote, held by 6,260 Stockholders of record and no outstanding shares of Series C Preferred. Accordingly, only Stockholders of record on the Record Date will be entitled to vote at the Special Meeting.

     Stockholders of record on the Record Date are entitled to one vote per Share, exercisable in person, at the Special Meeting. The presence in person of the holders of a majority of the outstanding stock of the Company entitled to vote is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon is required by the DGCL for approval of the Merger Proposal and the Certificate Amendment Proposal. AS PURCHASER HAS ACQUIRED 41,093,631 SHARES PURSUANT TO THE AMENDED PRAXAIR OFFER WHICH, TOGETHER WITH SHARES PREVIOUSLY HELD BY PRAXAIR AND THE PURCHASER REPRESENT APPROXIMATELY 94% OF THE OUTSTANDING STOCK OF THE COMPANY ENTITLED TO VOTE AS OF THE RECORD DATE, PRAXAIR AND THE PURCHASER HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER PROPOSAL AND THE CERTIFICATE AMENDMENT PROPOSAL WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, PRAXAIR AND THE PURCHASER HAVE AGREED TO VOTE

SUCH SHARES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. ABSTENTIONS FROM VOTING OF SHARES THAT ARE PRESENT AT THE SPECIAL MEETING, BROKER NON-VOTES AND ABSTENTIONS WILL HAVE THE SAME EFFECT AS VOTES AGAINST ADOPTION OF THE MERGER PROPOSAL AND THE CERTIFICATE AMENDMENT PROPOSAL. SEE 'SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS'.

     On December 22, 1995, the Board approved the Amended Praxair Offer, the Merger Agreement and the Merger for the purposes of Sections 203 and 251 of the DGCL and for purposes of Article Tenth and Article Fifteenth of the Restated Company Certificate. By unanimous written consent dated February 14, 1996, the Board recommended to Stockholders and deemed advisable the Certificate Amendment Proposal.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the DGCL, any Stockholder who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the Stockholders on the Merger, and who has otherwise complied with the applicable requirements of Section 262 of the DGCL has the right to an appraisal of, and to receive cash payment for, the 'fair value' of his Shares (the 'Dissenting Shares'), at the Effective Time, excluding any element of value arising from the accomplishment or expectation of the Merger. In order to exercise such right, a Stockholder must comply with each of the procedural requirements of Section 262 of the DGCL, a summary of and the text of which is set forth in Annex A hereto. Stockholders should read Section 262 of the DGCL in its entirety. The 'fair value' of each Share would be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights.

     The Merger Agreement provides that the Company shall give Praxair prompt notice of any demands received by the Company for appraisal of Shares and, if any holders of Dissenting Shares shall be entitled to be paid the 'fair value' of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Praxair notice thereof and Praxair shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Praxair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration. See Annex A hereto.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than approval of the Merger Proposal and the Certificate Amendment Proposal will be brought before the Special Meeting. If any other matter should properly come before the Special Meeting, those present at the Special Meeting will be entitled to vote with respect to such properly raised matters.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268. The Company has subsidiaries operating throughout the world in producing and distributing carbon dioxide and industrial gases, in designing, engineering, fabricating and erecting metal plate structures and executing other contracting services, and in providing oil and refined petroleum product storage and blending facilities.

     Set forth below is certain selected information of the Company and its consolidated subsidiaries which has been excerpted and derived from the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1994, 1993, 1992 and 1991, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the Securities and Exchange Commission (the 'Commission') and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth in this Information Statement. See 'INCORPORATION OF DOCUMENTS BY REFERENCE'. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

                              CBI INDUSTRIES, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         NINE MONTHS ENDED
                                        SEPTEMBER 30, 1995                   YEAR ENDED DECEMBER 31,
                                        -------------------   -----------------------------------------------------
                                                                 1994         1993           1992           1991
                                                              ----------   ----------     ----------     ----------
SUMMARY OF EARNINGS DATA:                   (UNAUDITED)
  Revenues............................       $1,385,716       $1,890,907   $1,671,744     $1,672,774     $1,614,901
  Income from operations..............          115,977          160,540       26,145(1)     166,280        167,533

  Income (loss) before taxes, minority
     interest and cumulative effect of
     accounting changes...............           79,608          118,910       (2,235)(1)    145,500        136,965
  Net income (loss) to holders of
     Shares...........................           27,733           45,454      (39,846)(1)     65,537(2)      53,408
  Net income (loss) per Share.........             0.73             1.20        (1.07)(1)       1.79(2)        1.54
  Net income (loss) per fully diluted
     Share............................             0.67             1.10        (0.89)(1)       1.59(2)        1.38
BALANCE SHEET DATA:(3)
  Total assets........................       $2,124,373       $2,008,712   $1,870,245     $1,685,325     $1,478,871
  Current assets......................          541,116          517,854      471,274        434,160        457,317
  Current liabilities.................          351,618          379,052      345,070        325,458        337,675
  Long-term debt......................          716,331          666,730      607,579        410,998        259,550
  Common stockholders' equity.........          696,814          677,698      643,532        688,294        645,591

------------------
(1) After a special charge of $91,600 ($68,400 after tax), which was equivalent to a net loss per Share of $1.84 ($1.60 on a fully diluted basis).

(2) Before cumulative effect of accounting changes.

(3) At period end.

                                                                     FOR THE NINE MONTHS ENDED    FOR THE YEAR ENDED
                                                                        SEPTEMBER 30, 1995        DECEMBER 31, 1994
                                                                     -------------------------    ------------------
Book value per Share..............................................            $ 18.20                   $17.80
Cash dividends declared per Share.................................               0.36                     0.48
Income from continuing operations per Share.......................               3.04                     4.24

                         CERTAIN INFORMATION CONCERNING
                           PRAXAIR AND THE PURCHASER

     Praxair is a Delaware corporation with its principal executive offices located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113.

     Praxair is the largest supplier of industrial gases in North and South America and one of the three largest worldwide. The gases find wide use in the primary metals, metal fabrication, chemicals, medical, electronics, petroleum refining, aerospace, food processing, oil and gas, glass, environmental remediation, printing and pulp and paper industries.

     Set forth below is certain selected financial information of Praxair and its consolidated subsidiaries which has been excerpted and derived from Praxair's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995 and the quarter ended September 30, 1994. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by Praxair with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. Such reports and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

                                 PRAXAIR, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                          1995         1994
                                                     ------------- -------------
SUMMARY OF EARNINGS DATA:                              (UNAUDITED)
  Sales..........................................        $2,339        $1,989
  Income from operations.........................           411           328
  Income before taxes and minority interests.....           323           249
  Net income to common stockholders..............           196           148
     Net income per share of common stock........          1.37          1.06

BALANCE SHEET DATA:(1)
  Total assets...................................        $3,929        $3,423
  Current assets.................................           890           800
  Current liabilities............................         1,016           747
  Long-term debt.................................           936           963
  Common stockholders' equity....................         1,048           817

------------------
(1) At period end.

     The Company does not take any responsibility for the accuracy or completeness of information contained in this Information Statement with respect to the Purchaser or Praxair or any of their subsidiaries or affiliates, or for any failure by the Purchaser or Praxair to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Praxair, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal executive office of the Purchaser is located at the principal executive office of Praxair.


     Financial information of the Purchaser is not provided because Purchaser is a newly formed corporation with no historical financial information and will be merged with and into the Company as of the Effective Time, at which time the separate corporate existence of the Purchaser shall cease.

                            BACKGROUND OF THE MERGER

     Shortly after the December 1994 unsolicited proposal by another company to acquire certain assets of the Company, Mr. H. William Lichtenberger, the Chairman and Chief Executive Officer of Praxair, contacted Mr. John E. Jones, the then Chairman, President and Chief Executive Officer of the Company, to advise him of Praxair's willingness to consider a variety of possible transactions with the Company involving its industrial gases business, if the Company concluded it wished to effect some transaction in response to the unsolicited proposal. Mr. Jones indicated he would contact Praxair if he wished to pursue such a transaction.

     Several months later Mr. Lichtenberger contacted Mr. Jones to arrange a meeting. On May 19, 1995, Mr. Lichtenberger and Mr. Jones met in Chicago, Illinois and Mr. Lichtenberger raised with Mr. Jones a variety of possible transactions between Praxair and the Company, including the possibility of a business combination between Praxair and the Company. Mr. Jones indicated that he would consider Mr. Lichtenberger's ideas and respond after such consideration.

     Having heard no response from Mr. Jones, on August 28, 1995, Mr. Lichtenberger telephoned Mr. Jones to solicit a response regarding the possible transactions discussed at the May 19, 1995 meeting. During that call they agreed to meet on August 31, 1995 in the New York area.

     On August 31, 1995, Mr. Lichtenberger and Mr. John A. Clerico, Vice President and Chief Financial Officer of Praxair, met with Mr. Jones and Mr. A.J. Schneider, Chief Financial Officer of the Company, and discussed further a possible business combination between Praxair and the Company. During the course of that meeting Mr. Lichtenberger and Mr. Jones discussed the business rationale and strategic benefits of such a business combination as well as various possible structures and bases upon which such a business combination might proceed. At the conclusion of the meeting, Mr. Jones indicated he would contact Mr. Lichtenberger after the Labor Day holiday. On September 5, 1995, Mr. Jones called Mr. Lichtenberger to discuss further the possible business combination that had been the subject of the August 31 meeting. Mr. Jones indicated on that call that he wanted to consider the matter further and that they should talk further on Mr. Lichtenberger's return from a scheduled overseas trip.

     In a late September, 1995 telephone conversation, Mr. Jones indicated that he would respond to Mr. Lichtenberger following the Company's planned October Board meeting.

     At a meeting of the Board on October 11, the Board considered Mr. Lichtenberger's invitation to enter into negotiations and directed Mr. Jones to tell Mr. Lichtenberger that the Company was not for sale and was not interested in negotiating with Praxair. On October 20, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that the Company had decided to discontinue their discussions relating to a business combination between Praxair and the Company.

     On October 27, 1995, Mr. Lichtenberger telephoned Mr. Jones to inform him that Praxair was making a formal proposal to the Board relating to a proposed merger. In addition, the following letter was hand delivered to Mr. Jones:

                                                                October 27, 1995

     Mr. John E. Jones
     Chairman, President and Chief
       Executive Officer
     CBI Industries, Inc.
     800 Jorie Boulevard
     Oak Brook, IL 60521-7001

     Dear John:

          As you know, over the past six months you and I have had several discussions regarding a possible transaction to effect a merger of our respective companies. Based on our conversations, I think we both realize that significant benefits could be realized by both our companies from such a transaction. Therefore, I was greatly disappointed when you told me on October 20 that you had decided not to continue our discussions.

          As I told you during that telephone conversation, in recent weeks we at Praxair have continued to carefully study the dynamics and potential advantages of a business combination of Praxair and CBI. As a result, we now feel even more strongly that such a business combination would result in significant strategic benefits for both our companies and our respective shareholders. In light of your current position which you communicated to me on October 20, and given what we continue to view as the compelling rationale for a business combination, we have decided that the best way to proceed is for Praxair to submit a specific proposal to your Board of Directors for its formal consideration.

          Accordingly, on behalf of the Board of Directors of Praxair, I am pleased to propose herewith the merger of Praxair and CBI pursuant to which your shareholders would receive $32.00 for each share of CBI common stock, which we would propose to pay in either cash or Praxair common stock. Our proposal to effect a merger of Praxair and CBI is subject to the negotiation of a mutually satisfactory definitive merger agreement containing customary terms and closing conditions.

          I hope that you will recognize the powerful business logic behind our proposal and that you will promptly submit it to your Board of Directors for its consideration with a favorable recommendation from you. It is our hope that, after appropriate consideration by your Board of Directors, your Board will authorize proceeding with the negotiation of the definitive merger agreement on the terms we have proposed.

          The price per share in our merger proposal is based on our present knowledge of CBI, which is limited to public information. It is our view that the price we are proposing would be both fair and highly attractive to your shareholders. Our proposal offers your shareholders a significant premium over the current market value of CBI.

          The transaction we propose represents a clearly attractive opportunity for Praxair to combine the leading industrial gases supplier in North and South America and the premier world supplier of carbon dioxide. The combined enterprise will be strongly positioned to maximize our marketing, engineering and technological skills as it expands its operations further into major global markets. It will also be able to develop significant new applications for a wide range of products and advanced technologies to enable our customers to improve their productivity, product quality and environmental performance. Together, Praxair's and CBI's business portfolios and synergies will provide the enterprise with considerable opportunities to support strong future sales and earnings growth.

          We are prepared to move promptly in connection with our proposal. We would be happy to meet with you and other members of your Board of Directors and senior management as soon as practicable to discuss our proposal in detail and to answer any questions you or they may have. We realize that your Board of Directors will want to carefully consider our proposal, but we do ask that the Board respond to us as soon as possible, and in any event by noon, on November 1, 1995.

          While we would very much prefer that a business combination of our companies be effected pursuant to the negotiation of a merger on the terms we have proposed, you and your Board should appreciate that if your Board rejects our proposal to negotiate a merger, we reserve the right to propose directly to the shareholders of CBI a cash offer for CBI by Praxair.

          We look forward to hearing the response of your Board of Directors after it has reviewed our merger proposal.

                                          Sincerely,


                                                  /s/ H.W. LICHTENBERGER
                                          --------------------------------------
                                                    H.W. Lichtenberger

     On October 29, 1995, Praxair issued a press release, which set forth the foregoing letter and indicated that Praxair had proposed a merger to the Board.

     On October 30, 1995, Praxair commenced litigation against the Company and the members of the Board in the Delaware Court of Chancery, seeking among other things, an order (i) compelling the Board to redeem the Rights or to amend the Rights Agreement so as to make the Rights inapplicable to any acquisition proposal which equals or exceeds Praxair's proposed merger and (ii) declaring that the Board is in breach of its fiduciary duty by continuing to deploy the Rights Agreement.


     On October 31, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that (i) the Company would not respond to Mr. Lichtenberger's October 27th letter by Praxair's deadline of noon on November 1, 1995 and (ii) the Board would consider in due course the matters contained in Mr. Lichtenberger's October 27th letter.

     On November 1, 1995, Praxair announced that it intended to commence and on Friday, November 3, 1995, Praxair did commence, a tender offer to purchase all outstanding Shares at a price of $32.00 per Share, net to the seller in cash, without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995 and the related Letter of Transmittal (which together constituted the 'Praxair Offer').

     On November 6, 8 and 14, 1995 the Board met with its legal and financial advisors to review the Praxair Offer. On November 16, 1995, the Company filed a Solicitation/ Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') with the Commission stating that the Board unanimously recommended that the Company's stockholders reject the Praxair Offer and not tender any Shares pursuant thereto. The Schedule 14D-9 also stated that the Company was in the preliminary stages of discussion and negotiation concerning a possible extraordinary transaction involving the Company, having entered into confidentiality and standstill agreements concerning the furnishing of confidential information to parties indicating an interest in such a transaction and having responded to due diligence inquiries. The Schedule 14D-9 stated that, in addition, the Company had preliminary discussions with other parties regarding their potential interest in such a transaction.

     On November 17, 1995, Praxair sent the following letter to the Company:

                                                               November 17, 1995

     Mr. John E. Jones
     Chairman, President
       and Chief Executive Officer
     CBI Industries, Inc.
     800 Jorie Boulevard
     Oak Brook, Illinois 60521-2268

     Dear John:

          As CBI Industries, Inc. ('CBI') indicated in its Solicitation/Recommendation Statement on Schedule 14D-9, dated November 16, 1995, CBI is actively exploring alternatives to maximize shareholder value. In that regard, CBI has (i) entered into agreements concerning the furnishing of confidential information to other parties, (ii) responded to due diligence inquiries and (iii) had preliminary discussions with other parties regarding such other parties' potential interest in entering into, among other things, an extraordinary transaction with CBI.


          As stated in my letter to you, dated October 27, 1995, our offer to acquire CBI at $32 per share is based on publicly available information. We object strongly to the provision by CBI of non-public information relating to CBI or any of its subsidiaries and access to any individuals within CBI or any of its subsidiaries to any other party interested in the purchase of or a business combination with CBI without the contemporaneous provision of such information and access to Praxair, Inc. ('Praxair').

          We believe that in connection with any discussions regarding the possible sale of CBI, it is the fiduciary duty of the CBI Board of Directors to maximize the value of CBI for its shareholders. We additionally believe that to do so (and to properly discharge such fiduciary duty) the CBI Board of Directors must, among other things, ensure that all interested parties are placed on a 'level playing field' with regard to non-public information and access to individuals. In this regard, Praxair is prepared to promptly enter into a standard confidentiality agreement, which agreement would not, of course, contain any inappropriate provisions restricting our ability to make offers to or otherwise communicate with CBI or its shareholders.

          In addition, we are amending our complaint in Delaware to require that CBI maintain a 'level playing field' and provide non-public information and access to individuals on a comparable and contemporaneous basis.

          Please provide to us such a confidentiality agreement and, subsequent to the execution thereof, any non-public information and access to individuals which have already been provided to other interested parties. Additionally, please implement proper procedures to ensure that Praxair receives at least contemporaneously all such non-public information and access to individuals provided to other interested parties in the future.

                                          Very truly yours,


                                               /s/ H. WILLLIAM LICHTENBERGER
                                          --------------------------------------
                                                 H. William Lichtenberger

     On November 21, 1995, Praxair announced that it had received a request for additional information from the Federal Trade Commission ('FTC') pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ('HSR Act'), that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act had been extended.

     On December 5, 1995, Praxair and the Company entered into a confidentiality agreement. Among other things, the confidentiality agreement granted Praxair the right to review certain non-public information concerning the Company on a comparable basis to the access to such information provided by the Company to other third parties. The confidentiality agreement also provided that, except under certain conditions, neither Praxair nor any of its affiliates would acquire any securities of the Company pursuant to the Praxair Offer or otherwise at any time prior to January 15, 1996, or such earlier time as the Company entered into a definitive agreement with any party or parties, including Praxair, with respect to a transaction or transactions for the acquisition of all or a majority of the Company's assets or securities.

     Pursuant to the terms of the confidentiality agreement, Praxair was granted an opportunity to conduct a due diligence investigation of certain public and nonpublic information of the Company (which investigation included interviews with certain members of the Company's management). During the course of its review, Praxair was provided by the Company with, among other things, (i) certain financial information regarding each of the Company's businesses and
(ii) certain consolidated Company projections for the period 1995 through 1998, which showed a compound annual growth rate for the projection period of 8%, 19% and 42% for revenues, income from operations, and net income to common stockholders, respectively.

     Such projections reflect various assumptions by the Company which may or may not prove to be accurate and there can be no assurance that such results will be realized. The Company prepared such projections in connection with its exploration of alternatives to maximize stockholder value. Such projections were not prepared for, or with a view toward, dissemination to the public. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company or any other person that the projections will prove to be correct.

     On December 19, 1995 Praxair sent the following letter to the Company:

                                                               December 19, 1995

     Mr. John E. Jones
     Chairman, President
       and Chief Executive Officer
     CBI Industries, Inc.
     800 Jorie Boulevard
     Oak Brook, Illinois 60522-7001

     Dear John:

          As indicated to you during our telephone conversation this morning, Praxair is prepared to increase its offer to acquire CBI Industries to $33 a share subject to the Board of Directors of CBI accepting such proposal and CBI and Praxair entering into a mutually satisfactory merger agreement by 5:00 p.m., Thursday, December 21, 1995.

          Praxair is communicating this proposal to you at this time in the interest of bringing this matter to a prompt and satisfactory conclusion. We think that the underlying values for the businesses and operations of CBI can best be preserved if this matter is resolved without any further significant delay.

          We understand that your Board of Directors will want to carefully consider our proposal and obtain the opinion of its investment bankers as to the fairness of the proposed price of $33 per share. However, as you can appreciate, with a proposal of this sort, time is of the essence. Therefore, if our proposal is not accepted by the deadline set forth above, it will be withdrawn, in which case Praxair would intend to continue with its tender offer for shares of CBI at $32 per share. Furthermore, you should appreciate that Praxair reserves the right in the future to reduce the price it is offering in its tender offer if the businesses and operations of CBI are impaired as a result of any prolonged delay in the resolution of this matter.

          I continue to be hopeful that you and your Board of Directors will accept our offer, and we look forward to receiving your prompt response.

                                          Sincerely,


                                               /s/ H. WILLIAM LICHTENBERGER
                                          --------------------------------------
                                                 H. William Lichtenberger

     On December 22, 1995, Praxair issued a press release announcing that, at the request of the Board of the Company, it had extended the deadline for its proposed expedited merger agreement at $33.00 per Share with the Company until 1:00 p.m. Eastern time on Friday, December 22.

     Also on December 22, 1995, Praxair issued a press release announcing that discussions were underway with the Company regarding Praxair's expedited $33.00 per Share merger offer.

     Also on December 22, 1995, the Board met and unanimously approved the Merger Agreement, the Amended Praxair Offer and the Merger, determined that each of the Amended Praxair Offer and the Merger are fair to and in the best interests of the Stockholders of the Company and voted to recommend that the stockholders of the Company accept the Amended Praxair Offer. On the same day, the Board of Directors of Praxair approved the Merger Agreement. The Merger Agreement was thereafter executed on December 22, 1995 by Praxair, the Purchaser and the Company, and Praxair and the Company issued a joint press release announcing the execution of the Merger Agreement.

     On December 28, 1995, the Purchaser and Praxair amended the Praxair Offer as required by the Merger Agreement. Also on December 28, 1995, the Company filed an amendment to its Schedule 14D-9, containing, among other things, (i) the recommendation of the Board that the stockholders of the Company accept the Amended Praxair Offer and (ii) the opinion of Lehman Brothers Inc. and Merrill Lynch & Co., its financial advisors, that the consideration to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view.


     Praxair had accepted for payment 41,093,631 Shares pursuant to the Amended Praxair Offer.

             RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

     At a meeting of the Board on December 22, 1995, the Board determined that the Amended Praxair Offer and the Merger are fair to and in the best interests of the Company and its stockholders. The Board recommended that the Company's stockholders accept the Amended Praxair Offer and tender their Shares pursuant to the Amended Praxair Offer.

     In reaching its conclusions with respect to the Amended Praxair Offer, the Board considered a number of factors, including the following:

          1. The terms and conditions of the Amended Praxair Offer and the Merger Agreement, including the price to be paid in the Amended Praxair Offer and the Merger;

          2. The written opinions of Lehman Brothers Inc. and Merrill Lynch & Co. that as of the date of such opinions the $33.00 per Share to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view (copies of such opinions setting forth assumptions made and matters considered and limitations set forth by Lehman Brothers Inc. and Merrill Lynch & Co. are included as Exhibits B and C hereto, respectively, and stockholders are urged to read such opinions in their entirety);

          3. The recommendation of management of the Company that the Amended Praxair Offer and the Merger be approved;

          4. The directors' knowledge of the Company's business, financial condition, results of operations, current business strategy and future prospects, the nature of the markets in which the Company operates, the Company's position in such markets, and the efforts by the Company's management, with the advice and assistance of its legal and financial advisors, to explore other possible transactions involving the Company; and

          5. the historical and current market prices for the Shares.

     The Board also considered communications from a third party indicating an interest in discussing an acquisition of the Company's industrial gas business for $2.05 billion, which amount could include the assumption of debt. Such party indicated it was interested only in pursuing an acquisition of such business and not an acquisition of any of the Company's other businesses or of the Company as a whole. The Board considered the responses to its search for potential buyers of the Company's non-gas businesses and the possibility of distributing such businesses to the Company's stockholders by means of a dividend, including the views of its financial advisors with respect to the range of potential market values of such businesses. The Board determined to recommend the Amended Praxair Offer after taking into account the foregoing, the fact that there was no assurance that a definitive agreement with such third party for the disposition of the industrial gas business could have been negotiated, as well as the uncertainties, costs and delays associated with a disposition of the Company's businesses in separate transactions, including the uncertainty related to the value at which the securities of the non-gas businesses would trade following the public distribution thereof.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Amended Praxair Offer, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

     At the December 22, 1995 meeting of the Board, the Board also approved the Amended Praxair Offer and the Merger for the purposes of eliminating the application of Section 203 of the DGCL, and also approved the Amended Praxair Offer and the Merger for purposes of Article Tenth and Article Fifteenth of the Restated Company Certificate. The Board also authorized an amendment to the Rights Agreement (the 'December Rights Agreement Amendment') to amend the definition of 'Permitted Tender Offer' such that a 'Permitted Tender Offer' is any offer which the Board, in its sole discretion and subject to any conditions the Board deems proper, determines to be a Permitted Tender Offer. The Board further determined that the Amended Praxair Offer constitutes a 'Permitted Tender Offer' for so long as the Merger Agreement was not terminated. The Board further determined to defer until further action of the Board the occurrence of a 'Distribution Date'. The December Rights Agreement Amendment, dated as of December 22, 1995, was subsequently executed by the Company and the Rights Agent.

     On January 16, 1996, the directors of the Company executed a unanimous written consent in lieu of a meeting of the Board, pursuant to which Mr. H. William Lichtenberger, Mr. John A. Clerico, Mr. Edgar G. Hotard and Mr. David H. Chaifetz were elected to the Board. On the same day, all the directors of the Company (other than the four newly-elected directors and other than Mr. John F. Riordan and Mr. Robert G. Wallace) resigned from the Board. On January 17, 1996, the reconstituted Board authorized an amendment to the Rights Agreement (the 'January Rights Agreement Amendment') to amend the definition of (i) 'Exempt Person' such that both Praxair and the Purchaser are included as 'Exempt Persons' and (ii) 'Distribution Date' such that it shall be such date as may be determined by action of the Board. The January Rights Agreement Amendment, dated as of January 18, 1996, was subsequently executed by the Company and the Rights Agent.

                         OPINIONS OF FINANCIAL ADVISORS

     The Company has engaged Lehman Brothers Inc. ('Lehman Brothers') and Merrill Lynch & Co. ('Merrill Lynch,' and together with Lehman Brothers, the 'Financial Advisors') to act as its financial advisors with respect to the proposals made by Praxair, and any alternatives thereto, and to render their opinions as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Amended Praxair Offer and the Merger.

     On December 22, 1995, in connection with the evaluation of the Merger

Agreement, the Amended Praxair Offer and the Merger by the Board, Lehman Brothers and Merrill Lynch made a presentation to the Board with respect to the consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger and delivered their opinions that, as of the date of such opinions, and subject to assumptions, factors and limitations set forth in such written opinions as described below, the consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger is fair, from a financial point of view, to such stockholders.

     THE FULL TEXT OF THE WRITTEN OPINIONS OF LEHMAN BROTHERS AND MERRILL LYNCH, EACH DATED DECEMBER 22, 1995, WHICH SET FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS AND MERRILL LYNCH, ARE INCLUDED AS EXHIBIT B AND EXHIBIT C, RESPECTIVELY, TO THIS INFORMATION STATEMENT, AND ARE INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINIONS OF THE FINANCIAL ADVISORS SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

     No limitations were imposed by the Company on the scope of the Financial Advisors' investigation or the procedures to be followed by the Financial Advisors in rendering their opinions. The Financial Advisors were not requested to and did not make any recommendation to the Board as to the form or amount of consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger, which was determined through arm's-length negotiations between the Company and Praxair in which the Financial Advisors assisted. The Financial Advisors' opinions are for the use and benefit of the Board and were rendered to the Board in connection with its consideration of the Amended Praxair Offer and the Merger. The Financial Advisors' opinions do not constitute a recommendation to any of the Company's stockholders as to whether to accept the consideration offered to such stockholder in the Amended Praxair Offer and the Merger. The Financial Advisors were not requested to opine as to, and their opinions do not address, the Company's underlying business decision to proceed with or effect the Amended Praxair Offer and the Merger.

     In arriving at their opinions, the Financial Advisors reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Amended Praxair Offer and the Merger, (ii) such publicly available information concerning the Company and Praxair which the Financial Advisors believed to be relevant to their inquiry, (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to the Financial Advisors by the Company including, without limitation, certain projections prepared by the Company, (iv) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that the Financial Advisors deemed relevant, (v) a comparison of the historical financial results and present financial condition of the Company with those of other companies that the Financial Advisors deemed relevant, and (vi) a comparison of the financial terms of the Amended Praxair Offer and the Merger with the financial terms of certain other transactions that the Financial Advisors deemed relevant. In addition, in arriving at their opinions, the Financial Advisors placed considerable emphasis on the results of efforts to solicit indications of interest from third parties with respect to an acquisition of all or part of the Company or other strategic transactions involving the Company. The Financial Advisors also had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as they deemed appropriate.

     In arriving at their opinions, the Financial Advisors assumed and relied upon the accuracy and completeness of the financial and other information used by them without assuming any responsibility for independent verification of such information. The Financial Advisors further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. With regard to the financial projections of the Company provided to the Financial Advisors by the management of the Company, the Financial Advisors assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at their opinions, the Financial Advisors did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. The opinions of the Financial Advisors state that they are necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinions.

     In connection with their presentation to the Board and advising the Board of their opinions on December 22, 1995, the Financial Advisors performed certain financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at their fairness opinions, the Financial Advisors did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the Financial Advisors believe that their analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinions. In their analyses, the Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, the Financial Advisors compared selected financial data of the Company with similar data of selected publicly traded companies engaged in businesses considered by the Financial Advisors to be comparable to those of the Company. Specifically, the Financial Advisors included in their review AGA AB, Airgas Inc., Air Products & Chemicals, The BOC Group, Fluor Corp., Foster

Wheeler Corp., Jacobs Engineering Group, L'Air Liquide S.A., Linde Group, Morrison Knudson Corp., Matrix Services, McDermott Int'l., Pitt-Des Moines Inc. and Praxair, Inc. (the 'Comparable Universe'). The Financial Advisors calculated, among other things, current market price per share as a multiple of the latest reported twelve months ('LTM') earnings per share ('EPS'), 1995 EPS estimate, 1996 EPS estimate and the latest reported book value per share. The 1995 and 1996 EPS estimates were based on the median of publicly-available earnings estimates made by research analysts as provided by First Call Investor Service. The Financial Advisors also calculated total equity market value plus net debt as a multiple of each of LTM revenues, earnings before interest and taxes ('EBIT') and EBIT plus depreciation and amortization expenses ('EBITDA'). The results of these calculations were used to impute a range of values by applying the multiples derived from the calculations to the Company's financial data.

     Because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the companies included in the Comparable Universe, the Financial Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the companies included in the Comparable Universe that would affect the public trading values of the Company and such comparable companies.

     Analysis of Selected Comparable Transactions. Using publicly available information, the Financial Advisors compared selected financial data (including total equity market value as a multiple of LTM net income and book value and total equity market value plus net debt as a multiple of revenues, EBIT and EBITDA) for the Company with similar data for selected transactions deemed by the Financial Advisors to be relevant. Using the same methodology as in the analysis of comparable companies, the multiples derived from this analysis were used to impute a range of values for the Company.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected acquired companies analyzed, the Financial Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Amended Praxair Offer and the Merger that would affect the acquisition values of the Company and such acquired companies.

     Discounted Cash Flow Analysis. The Financial Advisors calculated the present value of the future streams of unleveraged after-tax cash flows that the Company would be expected to produce over a ten year period. The analysis utilized financial projections through 1998 provided by the Company's management and relied on certain assumptions with respect to the Company's future business and operations beyond such date reviewed by and discussed with the Company's management. After-tax cash flows were calculated as the after-tax EBIT before amortization ('EBITA') plus depreciation less net changes in non-cash working capital and capital expenditures. The Financial Advisors calculated terminal values for the Company by applying to projected EBITA and EBITDA a range of multiples based on the analysis of the trading multiples of the Comparable Universe, analysis of the selected comparable transactions and on the Financial Advisors' general experience in mergers and acquisitions. The cash flow streams and terminal values were then discounted to present values using a range of discount rates which were chosen based on several assumptions regarding the cost of capital of the Company and its businesses.

     Breakup Analysis. The Financial Advisors also analyzed the Company's possible value under a breakup analysis, examining a wide variety of scenarios under which the Company's different businesses could be sold for cash or stock or could be separated and spun-off to trade publicly. These transactions were examined under a variety of tax scenarios, including some or all transactions being taxable transactions and subtracting estimated tax liabilities from the value ranges. The estimated costs of breaking up the Company were also subtracted from the value ranges, including costs related to refinancing debt, fulfilling severance obligations, dividing the Company's Employee Stock Ownership Plan among the employees in the respective businesses and paying transaction fees. For purposes of the analysis, the Financial Advisors relied upon tax data (including as to basis) provided by the Company. The Financial Advisors marketed the separate businesses to a number of interested parties and used the information resulting from this process in performing this analysis to assess potential realizable values.

     Each of Lehman Brothers and Merrill Lynch is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Lehman Brothers and Merrill Lynch because of their expertise, reputation and familiarity with the Company and because their investment banking professionals have substantial experience in transactions similar to the Amended Praxair Offer and the Merger.

     Each of Lehman Brothers and Merrill Lynch has previously rendered certain financial advisory and investment banking services to the Company, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement, dated November 14, 1995, between Lehman Brothers, Merrill Lynch and the Company, the Company has paid fees totalling $5,500,000 ($250,000 of which constituted a retainer fee) to Lehman Brothers and fees totalling $5,500,000 ($250,000 of which constituted a retainer fee) to Merrill Lynch as compensation for the services rendered by each in connection with the Amended Praxair Offer and the Merger. In addition, the Company has agreed to reimburse the Financial Advisors for their reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred by them in connection with their engagement, and to indemnify the Financial Advisors and certain related persons against certain liabilities in connection with their engagement, including certain liabilities that may arise under the federal securities laws.

     In the ordinary course of their respective businesses, each of Lehman

Brothers and Merrill Lynch actively trades in the securities of the Company and Praxair for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                          INTERESTS OF CERTAIN PERSONS

     Certain existing and former members of the Company's management and Board (as well as other employees of the Company) have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger.

     Four designees of Praxair--H. William Lichtenberger, John A. Clerico, Edgar
G. Hotard and David H. Chaifetz--were elected to the Board following consummation of the Amended Praxair Offer. Such designees did not own any Shares as individuals as of the Record Date.

STOCK OPTIONS AND RESTRICTED STOCK

     Pursuant to the Merger Agreement, (i) each outstanding stock option ('Company Option') under the Company's Stock Option Plan and the Company's 1995 Stock Option Plan (collectively, the 'Option Plans'), which was then not exercisable became exercisable in full immediately prior to the consummation of the Amended Praxair Offer and (ii) each option (and related stock appreciation right) under the Option Plans outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between $33.00 and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

     Pursuant to the Merger Agreement, the CBI Restricted Stock Award Plan
(1978), the CBI 1983 Restricted Stock Award Plan, the CBI 1989 Restricted Stock Award Plan and the CBI 1994 Restricted Stock Award Plan (the 'Restricted Stock Plans') terminated following the purchase of Shares pursuant to the Amended Praxair Offer. Under the terms of the Restricted Stock Plans, all restrictions on Shares granted under such plans lapsed following a termination of such plans after a Change in Control (as defined therein). The acquisition by Praxair of beneficial ownership of 10% or more of the Shares constituted a 'Change in Control' for purposes of the Restricted Stock Plans.

     All of the executives and officers of the Company exercised their Company Options (other than those options that became exercisable pursuant to the Merger Agreement) prior to the consummation of the Amended Praxair Offer. Each of the executives and officers of the Company tendered all of his unrestricted Shares (including Shares obtained pursuant to the Restricted Stock Plans and the Option Plans) in connection with the Amended Praxair Offer, although Mr. Steve Duffy subsequently acquired and continues to hold 323 Shares. All Company Options that became exercisable pursuant to the Merger Agreement and all restricted Shares that became unrestricted Shares upon termination of the Restricted Stock Plans shall be canceled immediately prior to the Effective Time and entitle the holder thereof to cash.


STOCK AWARDS

     The Compensation Committee of the Board approved certain awards under the CBI 1994 Restricted Stock Award Plan (the '1994 Restricted Stock Plan') effective immediately prior to the termination of the 1994 Restricted Stock Plan. Specifically, the Compensation Committee resolved that 94.1% of each award based on 1995 performance would be deemed earned and would be paid in cash upon termination of the 1994 Restricted Stock Plan, and all awards based on performance for fiscal years 1996 and 1997 would be awarded as if payable in full and would be paid in cash. Pursuant to the Merger Agreement, the Restricted Stock Plans terminated upon purchase of Shares pursuant to the Amended Praxair Offer. Pursuant to the terms of the Restricted Stock Plans, restrictions on restricted stock issued under such Restricted Stock Plans lapsed upon termination of such Restricted Stock Plans. The following awards became payable in full and were paid in cash to the following persons who were then directors and executive officers of the Company: J.E. Jones $489,878.40; L.E. Akin $171,457.44; C.E. Willoughby $73,481.76; A.J. Schneider $44,089.06; C.O. Ziemer
$73,481.76.

TERMINATION AGREEMENTS

     Agreements between the Company and Messrs. Jones, Akin, Willoughby, Schneider and Ziemer provide for each executive's continued employment for a three-year period (or to age 65, if earlier) following a Change in Control of the Company (the 'Change in Control Agreements'). 'Change in Control' is defined as the occurrence at any time of any of the following events: (a) an Acquiring Person (as defined below) has become such; or (b) Continuing Directors (as defined below) cease to comprise a majority of the Board. The term 'Acquiring Person' means any Person (as defined therein) who or which, together with all Affiliates (as defined) and Associates (as defined therein) of such Person, shall be the Beneficial Owner (as defined therein) of 10% or more of the Shares then outstanding (subject to certain exceptions), but shall not include an Exempt Person (as defined therein). The term 'Continuing Director' means any member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to March 4, 1986 and means any person who subsequently becomes a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if (a) such person's nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors or (b) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors.

     Compensation and benefits for the three-year period are based generally on the executive's compensation and benefits before the Change in Control, subject to stipulated increases, and are payable in a lump sum on a discounted present value basis upon either (i) termination by the Company of the executive's employment for any reason other than death, disability or wilful and material breach of the agreement during such period, or (ii) resignation of the executive following any of (a) a significant change in the executive's authorities or duties, (b) a reduction in the executive's total compensation or (c) any other breach of the executive's Change in Control

Agreement. Such benefits payable upon a termination of employment following a Change in Control also include a cash payment equal to (a) the fair market value of any restricted stock awards which are forfeited as a result of such termination, and (b) with respect to any stock option that ceases to be exercisable or which terminates, a payment equal to the excess of the fair market value of the stock subject to such option over the option exercise price. The Change in Control Agreements also contain 'gross up' provisions pursuant to which the executive will be paid additional amounts to reimburse such executive for all excise taxes payable pursuant to Code Section 4999 with respect to so-called golden parachutes, which additional payments will also include those amounts necessary to permit the executive to pay all income and excise taxes payable with respect to all such additional payments.

     Pursuant to addenda to their respective Change in Control Agreements with the Company, L.E. Akin and C.E. Willoughby also entered into Change in Control Agreements with their employers, Chicago Bridge & Iron Company ('CBIC') and Liquid Carbonic Industries Corporation ('LCI'), respectively, wholly owned subsidiaries of the Company. Messrs. Akin's and Willoughby's Change of Control Agreements become effective upon either a Change in Control of the Company or a Change in Ownership of CBIC or LCI, as the case may be. A 'Change in Ownership' of CBIC or LCI means an occurrence of an event pursuant to which the ultimate right to elect the directors of CBIC or LCI, as the case may be, is not exercisable by the Company or another entity which directly or indirectly acquires stock of CBIC or LCI, as the case may be, in a leveraged buyout in which the senior management of the Company participates. Upon the earlier of a Change in Control in the Company, or a Change in Ownership of CBIC or LCI, as the case may be, the executive officer must, within 30 days of such change, notify both its immediate employer and the Company as to which employment arrangement the executive wishes to apply to his employment.

     The acquisition by Praxair of beneficial ownership of approximately 94% of the Shares constituted a Change in Control and a Change in Ownership pursuant to the Change in Control Agreements. On December 29, 1995, the following executive officers of the Company received the following lump sum payments as a portion of payments that would be payable pursuant to the Change in Control Agreements:
J.E. Jones $4,647,298; L.E. Akin $2,014,729; C.E. Willoughby $1,643,362; A.J.
Schneider $1,041,790; C.O. Ziemer $1,118,887; Octavo Siuto $1,345,824; Larry
Cooper $1,153,683; Steve Duffy $757,798.

                      CERTAIN EFFECTS OF THE CONSUMMATION
                           OF THE OFFER ON THE SHARES

     If the Merger is consummated, Stockholders will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. Following the Merger, the Company plans to take all necessary actions (i) to de-register the Shares under the Securities Exchange Act of 1934, as amended, and (ii) to delist and de-register the Shares from the New York Stock Exchange (the 'NYSE').


                            STRUCTURE OF THE MERGER

     In the Merger, each issued and outstanding Share (other than Shares owned by Praxair, Purchaser or any other subsidiary of Praxair and each Dissenting Share) will be converted into the right to receive the Merger Consideration. Each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist. Each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one issued and outstanding share of common stock of the Surviving Corporation. The Company will thereupon become a subsidiary of Praxair and Praxair will own the entire common equity interest in the Company.

     The acquisition of the Shares is structured as a cash merger, with the Company as the Surviving Corporation, to ensure that Praxair will acquire all outstanding Shares from all public holders thereof without materially disrupting the Company's operations.

                            FINANCING OF THE MERGER

     The Purchaser estimates that the total amount of funds required to purchase the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Amended Praxair Offer and the Merger will be approximately $1.5 billion of which approximately $1.36 billion was paid to purchase Shares tendered pursuant to the Amended Praxair Offer. The Purchaser has obtained such funds and plans to obtain additional necessary funds, if any, through capital contributions or advances made by Praxair. Praxair plans to obtain the necessary funds for such capital contribution, together with funds necessary to refinance any existing borrowings of Praxair and its subsidiaries and the Company and its subsidiaries that become payable as a result of completion of the Amended Praxair Offer or the Merger, pursuant to borrowings in the commercial paper market or under the Credit Agreement (as defined herein).

     On December 7, 1995, Praxair entered into a definitive $2,500,000,000 Credit Agreement (the 'Credit Agreement') among Praxair, the banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical Bank, as Administrative Agent and Auction Agent. On January 12, 1996, the Credit Agreement became effective and the Commitments (as defined in the Credit Agreement) of the banks thereunder became available to Praxair. To date, no borrowings have been made under the Credit Agreement.

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the 'purchase' method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

              CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS


     Pursuant to the Merger Agreement, Praxair, the Purchaser and the Company dismissed, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates and will sign and deliver such further papers as may be necessary in connection with such dismissals.

     On October 30, 1995, four purported Stockholders commenced litigation in the Delaware Court of Chancery against the Company and the Board, alleging that the Board has violated its fiduciary duties to the Company's stockholders by failing to pursue a possible transaction with Praxair and employing the Rights Agreement to prevent Praxair from acquiring the Company. Two additional Stockholder complaints were filed October 31 and November 1. Each of these complaints seeks relief on behalf of a purported class consisting of all Stockholders. In addition to injunctive and declaratory relief, the Stockholder plaintiffs seek to recover damages on behalf of the alleged class and an award of attorneys' fees. The Company believes the foregoing actions are without merit, particularly in light of the Merger Agreement and other transactions agreed upon between Praxair and the Company subsequent to the filing of such actions.

     Antitrust. On November 21, 1995, Praxair announced that it had received a request for additional information from the FTC pursuant to the HSR Act that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act was extended. Praxair has reached an agreement with the staff of the FTC concerning a settlement and consent order, which the FTC announced on January 11, 1996 had received the approval of the Commissioners of the FTC. Pursuant to the agreement, Praxair has signed a consent order which requires divestiture, within 12 months, of the merchant industrial gases assets and businesses of the Company's liquid oxygen, nitrogen and argon production facilities in Vacaville, CA; Irwindale, CA; Bozrah, CT; and Madison, WI.

     No other U.S. federal or state regulatory requirement must be complied with and no other approval must be obtained in connection with the Merger.

                 CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the principal federal income tax consequences of the Merger to Stockholders who hold their Shares as capital assets. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), the applicable Treasury Regulations ('Regulations') and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively.

     The tax consequences of the transfer of Shares by a holder pursuant to the Merger will depend on the holder's particular facts and circumstances. This discussion is for general information purposes only and may not apply to Stockholders who are subject to special treatment under the Code, such as (but not limited to) foreign persons, retirement plans, regulated investment companies and dealers in securities. It does not cover the special tax consequences that may apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is not intended to address any aspects of state, local, foreign or other tax laws. The discussion assumes that the Company is not a collapsible corporation under section 341 of the Code.

     The receipt of cash from the Purchaser for Shares pursuant to the Merger will be a taxable sale for federal income tax purposes (and also may be a taxable sale under applicable state, local or foreign tax laws). In general, a Stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received for the Shares and the holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each identifiable block of Shares (i.e., shares acquired at the same time and at the same price in one transaction) converted into cash in the Merger. Provided the Shares constitute capital assets in the hands of the holder thereof such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale pursuant to the Merger, the Shares were held for more than one year. The deduction of any capital loss may be limited under the Code.

     Unless a Stockholder complies with certain reporting and certification procedures or is an exempt recipient under applicable withholding provisions of the Code and Regulations, such holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. This tax is not an additional tax, but is treated as a payment of the taxpayer's federal income tax and may be refunded if the taxpayer has otherwise satisfied its federal income tax liability and the taxpayer complies with the applicable requirements for obtaining a refund. Stockholders should consult their brokers or the Paying Agent to ensure compliance with such procedures. Foreign Stockholders should consult their own tax advisors regarding withholding taxes in general.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL THE POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, STOCKHOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER FEDERAL, STATE, LOCAL OR OTHER TAX LAWS AND THE EFFECT OF ANY CHANGE IN THE APPLICABLE TAX LAWS SINCE THE DATE HEREOF.

                              THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached hereto as Exhibit A. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

     The Amended Offer. Pursuant to the Merger Agreement, Praxair and the Purchaser agreed, subject to certain conditions, to amend the Praxair Offer (i) to increase the price per Share to be paid pursuant to the Praxair Offer from $32.00 per Share to $33.00 per Share, net to the seller in cash, without interest thereon, (ii) to amend and restate the conditions to the Praxair Offer,
(iii) to amend the Praxair Offer such that the Amended Praxair Offer and withdrawal rights would expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996 and (iv) to provide for the Merger as promptly as is practicable following the consummation of the Amended Praxair Offer.

     Company Actions. Pursuant to the Merger Agreement, the Company approved of and consented to the Amended Praxair Offer and represented that (i) the Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth in the Merger Agreement, unanimously (x) determined that each of the Amended Praxair Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and
(y) approved the Merger Agreement and the transactions contemplated thereby, including the Amended Praxair Offer and the Merger, and recommended acceptance of the Amended Praxair Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company and (ii) Merrill Lynch & Co. and Lehman Brothers Inc., the Company's financial advisors, rendered to the Board their respective opinions that the consideration to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view.

     Pursuant to the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Amended Praxair Offer which represent at least a majority of the Shares (on a fully diluted basis) and from time to time thereafter, Praxair and the Purchaser became entitled to designate members of the Board such that Praxair and the Purchaser would have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage of the outstanding Shares beneficially owned by the Purchaser or its affiliates. The Company agreed, upon request by Praxair or the Purchaser, to promptly increase the size of the Board to the extent permitted by the Restated Company Certificate and, if necessary, secure the resignations of such number of directors as would be necessary to enable Praxair's designees to be elected to the Board and cause Praxair's designees to be so elected.

     Following the election or appointment of Praxair's designees and prior to the Effective Time, any action to be taken by the Board with respect to the Merger Agreement will require approval by a majority of those directors of the Company who have not been designated by Praxair or the Purchaser. Until the Effective Time, the Company and Praxair will use all reasonable efforts to retain as members of the Board at least two directors who at the time are neither officers of Praxair or the Company (or any of their respective affiliates), nor designees of the Purchaser (or any of its affiliates), nor stockholders or affiliates of Purchaser (or any respective affiliate).

     The Merger. The Merger Agreement provides that in accordance with the provisions thereof, at the Effective Time, the Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate corporate existence of the Purchaser shall cease.

     Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair, or Shares which are held by dissenting stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive, without interest, $33.00 in cash. Each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist. For a description of certain appraisal rights available to stockholders under Delaware law in connection with the Merger, see 'THE SPECIAL MEETING--Dissenters' Rights of Appraisal' and Annex A.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser or the holder thereof, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding share of common stock of the Surviving Corporation.

     Pursuant to the Merger Agreement, each share of 7.48% Cumulative Preferred Stock, Series D of the Company, par value $1.00 per share, and each share of $6.75 Cumulative Preferred Stock, Series E of the Company, par value $1.00 per share, which immediately prior to the Effective Time is issued and outstanding shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Restated Company Certificate.

     Under the Merger Agreement, the Company agreed to take all actions necessary to provide that, immediately prior to the consummation of the Amended Praxair Offer, each outstanding option ('Company Option') to purchase Shares under the Company's Stock Plans (as defined in the Merger Agreement) which is not then exercisable would be exercisable in full and each Company Option (and each related stock appreciation right) outstanding prior to the Effective Time pursuant to any of the Stock Plans, whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between $33.00 (or such greater amount which might have been paid pursuant to the Amended Praxair Offer) and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

     The Merger Agreement also provides that, subject to certain exceptions, (i) the Stock Plans would terminate immediately following the purchase of Shares pursuant to the Amended Praxair Offer and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time and (ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     The Merger Agreement provides that the Restated Company Certificate will be the Certificate of Incorporation of the surviving corporation until thereafter amended as provided by law and that the by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation until thereafter amended as provided by law.


     Under the Merger Agreement, subject to applicable law, the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Pursuant to the Merger Agreement, the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

     Agreements of the Company, Praxair and the Purchaser. Pursuant to the Merger Agreement and subject to certain terms therein, from the date of the Merger Agreement until the Effective Time, the Company has agreed to, upon reasonable notice, afford Praxair's officers, employees, counsel, accountants and other representatives access during normal business hours to its properties, books, contracts and records and, during such period, furnish promptly all information concerning its business, properties and personnel as may be reasonably requested.

     Under the Merger Agreement, from and after the Effective Time, Praxair will indemnify, defend and hold harmless each present and former officer, director and employee of the Company, determined as of the Effective Time, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and the Restated Company Certificate or the Company's by-laws to indemnify such Person.

     Pursuant to the Merger Agreement, for a period of not less than five years after the Effective Time, Praxair has agreed that it shall use all reasonable efforts to maintain the Company's existing directors' and officers' liability insurance policy and employee benefit fiduciary liability insurance (provided that Praxair may substitute therefor policies of substantially similar coverage and amounts containing terms which are no less advantageous); provided, however, that Praxair is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the premiums paid as of the date of the Merger Agreement by the Company for such insurance.

     Pursuant to the Merger Agreement, Praxair has agreed that, for the period of one year commencing on the consummation of the Amended Praxair Offer, the employees of the Company and its subsidiaries and former employees of the Company and its subsidiaries, other than employees covered by collective bargaining agreements, will continue to be provided with benefits under employee benefit plans with a value which is not less in the aggregate than that currently provided by the Company and its subsidiaries to such employees.


     Conditions to the Merger. Under the Merger Agreement, the respective obligations of Praxair and the Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which (other than the Minimum Tender Condition (as defined in the Merger Agreement), may be waived in whole or in part by Praxair or the Purchaser, as the case may be, to the extent permitted by applicable law: (a) the Merger Agreement shall have been duly approved by the vote of stockholders of the Company necessary to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, in accordance with applicable law, the Restated Company Certificate and the by-laws of the Company; (b) the Purchaser shall have purchased Shares pursuant to the Amended Praxair Offer; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) no United States or state court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and (e) the Company shall have fulfilled its obligations under the Merger Agreement in connection with Company Options, Stock Plans and the Rights Agreement.

     Under the Merger Agreement, the obligations of the Company to consummate the Merger are subject to the fulfillment of each of the same conditions as stated in the previous paragraph (except for Condition (e)), any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, by the mutual consent of Praxair and the Company, by action of their respective Boards of Directors.

     Amendment. Subject to applicable law, the Merger Agreement may be modified or amended by written agreement of Praxair, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein.

                                 TRADING PRICES

     The Shares are listed and traded on the NYSE under the trading symbol 'CBI'. On December 21, 1995, the last full day of trading prior to the date of the public announcement of the execution of the Merger Agreement and the announcement that Praxair had submitted to the Company a proposal to acquire all outstanding Shares for $33.00 cash per Share, the high and low sales prices per share of the Shares as reported on the NYSE were $32.125 and $32.375, respectively.

     On December 27, 1995, the last full day of trading prior to the commencement of the Amended Praxair Offer, the high and low sales prices per share for the Shares as reported on the NYSE were $32.875 and $32.750, respectively. Share prices are as reported on the NYSE based on published financial sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     According to information available to the Company as of the Record Date, the following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.

                                                  AMOUNT AND
    TITLE            NAME AND ADDRESS             NATURE OF           PERCENT
  OF CLASS         OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP     OF CLASS
-------------    ------------------------    --------------------     --------
Common Stock     Praxair, Inc.                   41,172,931(1)           94%
                 39 Old Ridgebury Road
                 Danbury, CT 06810-5113

------------------
(1) Praxair directly owns 79,200 Shares and indirectly owns 41,093,731 Shares through the Purchaser, including 41,093,631 Shares acquired pursuant to the Amended Praxair Offer.

                        SECURITY OWNERSHIP OF MANAGEMENT
                                 OF THE COMPANY

     Mr. H. William Lichtenberger, Mr. John A. Clerico, Mr. Edgar G. Hotard and Mr. David H. Chaifetz, who were elected to the Board as designees of Praxair, may be deemed to beneficially own Shares. Each of them disclaims beneficial ownership of such Shares. According to information available to the Company as of the Record Date, each current director and executive officer of the Company tendered his or her Shares in the Amended Praxair Offer, and therefore has no beneficial ownership of any Shares, except Mr. Steve Duffy subsequently acquired and continues to hold 323 Shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is not expected that representatives of Arthur Andersen will be present at the Special Meeting.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters that are expected to be properly brought before the meeting by others.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Information Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

          1. Company's Annual Report on Form 10-K for the year ended December 31, 1994;


          2. Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1995; June 30, 1995; and September 30, 1995;

          3. Company's Current Reports on Form 8-K dated April 5, 1995, April 21, 1995 and September 5, 1995.

     In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. A copy of any document incorporated by reference herein (including any exhibit incorporated by reference in any such document) may be obtained without charge by any person receiving this Information Statement, upon written or oral request, by contacting the Company at 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268, Attention: Secretary; telephone: (708) 572-7000. Such copy will be sent by first class mail or other equally prompt means within one business day after receipt of such request.

                            ------------------------

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          CHARLOTTE C. TOERBER
                                          Secretary

Dated February 15, 1996

                                                                         ANNEX A

                          SUMMARY OF APPRAISAL RIGHTS

     The holders of the Shares are entitled to appraisal rights under Section 262 of the DGCL ('Section 262'). Section 262 is reprinted in its entirety herewith. All references in Section 262 and in this summary to a 'Stockholder' are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in the Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. This discussion and Section 262 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of the Shares must be delivered to the Company at the address set forth below prior to the vote of the Company's Stockholders on the Merger. Voting against, abstaining from voting or failing to vote on the Merger Agreement and the Merger will not constitute a demand for appraisal within the meaning of Section 262.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval and adoption of the Merger Agreement and of the Merger.

     The demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder's name appears on the certificate or certificates representing his or her Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial Owners of Shares as to which such person is the record owner. In such cases the written demand for appraisal must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     A Stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

     CBI Industries, Inc.
     800 Jorie Boulevard
     Oak Brook, Illinois 60521-2268

     The written demand for appraisal must specify the Stockholder's name and mailing address, the number of Shares owned, and that the Stockholder is thereby demanding appraisal of his or her Shares.

     Within 120 days after the date on which the Merger becomes effective (the 'Merger Date') any Stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery (the 'Delaware Chancery Court') demanding a determination of the fair value of the Shares of all holders of Shares who have so complied with such conditions. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which Stockholders are entitled to appraisal rights and will appraise the Shares owned by such Stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court, in discussing the considerations that could be taken into account in determining fair value in an appraisal proceeding, stated that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered and that 'fair price obviously requires consideration of all relevant factors involving the value of a company.' The Delaware Supreme Court stated that, in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be 'exclusive of any element of value arising from the accomplishment or expectation of the merger.' In Weinberger, the Delaware Supreme Court construed
Section 262 to mean that 'elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered.'

     Within 120 days after the Merger Date, any holder of Shares who has complied with the requirements for exercise of appraisal rights as discussed above and stated in Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or, if later, within 10 days after the expiration of the period for delivery to the Company of appraisal demands.

     Stockholders considering seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger if they do not seek appraisal of their Shares. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     Any Stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Merger Date, be entitled to vote for any purpose the Shares subject to such demand or to receive any dividends or other distributions on such Shares, except for any dividends or distributions payable to Stockholders of record at a date prior to the Merger Date.

     At any time within 60 days after the Merger Date, any Stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered pursuant to the Merger; after this period, the Stockholder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Merger Date by any Stockholder who has demanded appraisal, such Stockholder's rights to appraisal will cease, and such Stockholder will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any Stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
RECITALS..................................................................    1

                                ARTICLE I
The Amended Offer; Actions by the Company; Directors......................    1
1.1.    The Amended Offer.................................................    1
1.2.    Actions by the Company............................................    2
1.3.    Directors.........................................................    3

                                ARTICLE II
The Merger; Closing; Effective Time.......................................    3
2.1.    The Merger........................................................    3
2.2.    Closing...........................................................    3
2.3.    Effective Time....................................................    3

                               ARTICLE III
Certificate of Incorporation and By-Laws of the Surviving Corporation.....    4
3.1.    The Certificate of Incorporation..................................    4
3.2.    The By-Laws.......................................................    4

                                ARTICLE IV
Officers and Directors of the Surviving Corporation.......................    4
4.1.    Directors.........................................................    4
4.2.    Officers..........................................................    4
4.3.    Further Assurances................................................    4

                                ARTICLE V
Conversion or Cancellation of Shares in the Merger........................    4
5.1.    Conversion or Cancellation of Shares..............................    4
        (a)  Conversion of Shares; Merger Consideration...................    4
        (b)  Cancellation of Shares.......................................    5
        (c)  Conversion of Purchaser Common Stock.........................    5
        (d)  Convertible Preferred Stock..................................    5
        (e)  Cumulative Preferred Stock...................................    5
5.2.    Payment for Shares................................................    5
5.3.    Dissenters' Rights................................................    6
5.4.    Transfer of Shares After the Effective Time.......................    6

                                ARTICLE VI
Representations and Warranties............................................    6
6.1.    Representations and Warranties of the Company.....................    6
        (a)  Organization, Good Standing and Qualification................    6
        (b)  Capital Structure............................................    6
        (c)  Corporate Authority; Approval and Fairness...................    7
        (d)  Governmental Filings; No Violations..........................    7
        (e)  Company Reports; Financial Statements........................    8
        (f)  Absence of Certain Changes...................................    9
        (g)  Litigation and Liabilities...................................    9
        (h)  Employee Benefits............................................    9
        (i)  Compliance with Laws.........................................   10

        (j)  Takeover Statutes............................................   11
        (k)  Voting Requirements; Company Articles........................   11
        (l)  Environmental Matters........................................   11
        (m)  Taxes........................................................   11

                                                                            PAGE
                                                                            ----
        (n)  Labor Matters................................................   12
        (o)  Information..................................................   12
        (p)  Brokers and Finders..........................................   12
6.2.    Representations and Warranties of Praxair and Purchaser...........   12
        (a)  Organization.................................................   12
        (b)  Authority....................................................   12
        (c)  Governmental Filings; No Violations..........................   13
        (d)  Information..................................................   13
        (e)  Financing....................................................   13

                               ARTICLE VII
Covenants.................................................................   14
7.1.    Interim Operations................................................   14
7.2.    Acquisition Proposals.............................................   15
7.3.    Stockholders Meeting..............................................   15
7.4.    Filings; Other Actions; Notification..............................   15
7.5.    Access............................................................   16
7.6.    Publicity.........................................................   17
7.7.    Benefits..........................................................   17
        (a)  Stock Options................................................   17
        (c)  Employee Benefits............................................   17
7.8.    Expenses..........................................................   17
7.9.    Indemnification; Directors' and Officers' Insurance...............   18
7.10.   Other Actions by the Company and Praxair..........................   19
        (a)  Rights.......................................................   19
        (b)  Takeover Statute.............................................   19
        (c)  Termination of Litigation....................................   19
7.11.   Notification of Certain Matters...................................   19

                               ARTICLE VIII
Conditions................................................................   20
8.1.    Conditions to Obligations of Praxair and Purchaser................   20
        (a)  Stockholder Approval.........................................   20
        (b)  Purchase of Shares...........................................   20
        (c)  Governmental Consents........................................   20
        (d)  Litigation...................................................   20
        (e)  Other Obligations............................................   20
8.2.    Conditions to Obligations of the Company..........................   20
        (a)  Stockholder Approval.........................................   20
        (b)  Purchase of Shares...........................................   20
        (c)  Governmental Consents........................................   20
        (d)  Order........................................................   20

                                ARTICLE IX
Termination...............................................................   20

9.1.    Termination by Mutual Consent.....................................   20
9.2.    Termination by Either Praxair or the Company......................   20
9.3.    Termination by Praxair............................................   20
9.4.    Termination by the Company........................................   21
9.5.    Effect of Termination and Abandonment.............................   21

                                ARTICLE X
Miscellaneous and General.................................................   22
10.1.   Survival..........................................................   22

                                                                            PAGE
                                                                            ----
10.2.   Modification or Amendment.........................................   22
10.3.   Waiver of Conditions..............................................   22
10.4.   Counterparts......................................................   22
10.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.....................   22
10.6.   Notices...........................................................   23
10.7.   Entire Agreement..................................................   23
10.8.   No Third Party Beneficiaries......................................   23
10.9.   Obligations of Praxair and of the Company.........................   23
10.10.  Severability......................................................   23
10.11.  Interpretation....................................................   24
10.12.  Assignment........................................................   24
10.13.  Enforcement of the Agreement......................................   24
10.14.  Disclosure........................................................   24

                                                                     EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                                PRAXAIR, INC.,

                             PX ACQUISITION CORP.

                                     AND

                             CBI INDUSTRIES, INC.

                        DATED AS OF DECEMBER 22, 1995

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this 'Agreement'), dated as of December 22, 1995, among CBI Industries, Inc., a Delaware corporation (the 'Company'), Praxair, Inc., a Delaware corporation ('Praxair'), and PX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Praxair ('Purchaser'). The Company and Purchaser are hereinafter sometimes collectively referred to as the 'Constituent Corporations.'

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Praxair, Purchaser and the Company have approved the acquisition of the Company by Praxair upon the terms and subject to the conditions set forth herein;

     WHEREAS, on November 3, 1995, Purchaser commenced an offer to purchase (the 'Initial Offer') all outstanding shares of Common Stock, par value $2.50 per share (the 'Shares'), of the Company together with the associated rights (the 'Rights') issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (as the same may be further amended, the 'Rights Agreement'), at a purchase price of $32 per Share (and associated Right) (all references herein to 'Rights' shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references to 'Shares' shall include the associated Rights), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1995 (the 'Offer to Purchase') and in the related Letter of Transmittal (collectively, the 'Initial Offer Documents'); and

     WHEREAS, the respective Boards of Directors of each of Praxair, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company, upon and subject to the terms and conditions of this Agreement, pursuant to the Initial Offer, as amended pursuant to the terms of this Agreement (the 'Amended Offer'); and


     WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of each of Praxair, Purchaser and the Company have approved the merger of Purchaser with and into the Company (the 'Merger') pursuant to this Agreement and the Delaware General Corporation Law, as amended (the 'DGCL'); and

     WHEREAS, the Board of Directors of the Company (the 'Board') has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and
(ii) has approved and adopted this Agreement and the transactions contemplated hereby and has recommended acceptance of the Amended Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger; and

     WHEREAS, each of the Company, Praxair and Purchaser desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

              THE AMENDED OFFER; ACTIONS BY THE COMPANY; DIRECTORS

     1.1. The Amended Offer. (a) Praxair and Purchaser have filed with the Securities and Exchange Commission (the 'Commission') a Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') with respect to the Initial Offer which contains (included as exhibits) the Initial Offer Documents. As promptly as practicable (but no later than the fourth business day after the date of this Agreement), Praxair and Purchaser shall file with the Commission an amendment to the Initial Offer Documents (as so amended, and as the same may be further amended or supplemented in accordance with the terms of this Agreement, the 'Amended Offer Documents'). The Company shall have the opportunity to review the amendment to the Schedule 14D-1 to be filed in connection with the Amended Offer prior to its being filed with the Commission. The Amended Offer Documents shall contain a supplement to the Offer to Purchase, which shall be mailed to the holders of Shares and which shall amend the Initial Offer (i) to increase the price per Share payable in connection with the Amended Offer to $33.00, (ii) to provide that the obligation of Praxair and Purchaser to accept for payment and pay for Shares tendered pursuant to the Amended Offer shall only be subject to the conditions set forth in Annex A hereto, and (iii) to change the expiration date of the Amended Offer to midnight, New York City time, on a date that is 10 business days following the filing of the amendment (as so extended, and as it may be extended from time to time in accordance with the terms of this Agreement, the 'Expiration Date'); it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms as the Initial Offer. Without the prior written consent of the Company, Purchaser shall not decrease the price per Share or change the form of consideration payable in the Amended Offer, decrease the number of Shares sought or extend the Amended Offer (other than as set forth below), amend or waive the Minimum Tender Condition (as defined in Annex A), impose additional conditions to the Amended Offer or amend any other term of the Amended Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Amended Offer, Purchaser will accept for payment and will purchase, as soon as permitted under the terms of the Amended Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Amended Offer.

     (b) Each of Praxair and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Amended Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Praxair and Purchaser further agree to take all steps necessary to cause the Amended Offer Documents as so corrected to be filed with the Commission and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

     (c) Praxair and Purchaser agree that Purchaser shall not terminate or withdraw the Amended Offer or extend the then scheduled Expiration Date unless at the Expiration Date the conditions to the Amended Offer described in Annex A hereto shall not have been satisfied or earlier waived. If at the Expiration Date, the conditions to the Amended Offer described in Annex A hereto shall not have been satisfied or earlier waived, Purchaser may and, if requested by the Company, shall extend the Expiration Date on one or more occasions for an additional period or periods of time until the earlier of (i) the date which is sixty business days following the date of the Amended Offer or (ii) the date this Agreement is terminated in accordance with its terms; provided, that, this sentence shall not be applicable in the event the conditions set forth in paragraph (v)(g) of Annex A hereto shall not have been satisfied or earlier waived at the Expiration Date. Praxair and Purchaser shall use their reasonable best efforts to consummate the Amended Offer in accordance with the terms of this Agreement and the conditions to the Amended Offer set forth in Annex A.

     1.2. Actions by the Company. (a) The Company hereby approves of and consents to the Amended Offer and represents that (i) the Board by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (x) determined that each of the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and (y) approved this Agreement and the transactions contemplated hereby, including the Amended Offer and the Merger, and recommends acceptance of the Amended Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company and (ii) Merrill Lynch & Co. ('Merrill Lynch') and Lehman Brothers Inc. ('Lehman Bros.'), the Company's financial advisors, have rendered to the Board their respective opinions that the consideration to be received by the stockholders of the Company pursuant to the Amended Offer and the Merger is fair to such stockholders from a financial point of view.

     (b) The Company agrees that it shall, on the same day that Purchaser and Praxair file with the Commission an amendment to the Initial Offer Documents pursuant to Section 1.1 hereof, file with the Commission an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, dated November 16, 1995 (including exhibits, as so amended, and as amended from time to time, the

'Amended Schedule 14D-9'), which amendment shall include (i) subject to the proviso in the second sentence of Section 1.2(c), the recommendation described in Section 1.2(a) hereof and (ii) the information with respect to the Company and its officers and directors, (including any directors to be elected or appointed pursuant to Section 1.3 hereof) in form and substance satisfactory to Praxair and its counsel, that is required under Section 14(f) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and Rule 14f-1 promulgated thereunder. In such connection, Praxair and Purchaser shall promptly furnish the Company with all information concerning their designees required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Praxair and Purchaser shall have the opportunity to review the Amended Schedule 14D-9 prior to its being filed with the Commission.

     (c) The Company agrees that copies of such Schedule 14D-9 (excluding exhibits), shall be enclosed with the Amended Offer Documents to be mailed by Purchaser to the stockholders of the Company in connection with the Amended Offer. Each of the Company, one the one hand, and Praxair and Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Amended Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Amended
Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws; provided, however, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so advised by outside counsel. In connection with the Amended Offer, the Company will furnish Praxair and Purchaser with such information, including lists of the stockholders of the Company, mailing labels and lists of security positions, and such assistance as Praxair or Purchaser or their agents may request in communicating the Amended Offer to the record and beneficial holders of the Shares.

     1.3. Directors. Promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Amended Offer which represent at least a majority of the Shares (on a fully diluted basis) and from time to time thereafter, Praxair and Purchaser shall be entitled to designate members of the Board such that Praxair and Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage of the outstanding Shares beneficially owned by Purchaser or its affiliates; provided, that, any action to be taken prior to the Effective Time (as defined in Section 2.3 hereof) by the Board with respect to this Agreement shall be approved by a majority of those directors of the Company who have not been designated by Praxair or Purchaser. Notwithstanding the foregoing, until the Effective Time, the Company and Praxair shall use all reasonable efforts to retain as members of Company's Board of Directors at least two directors who at the time are neither officers of Praxair or the Company (or any of their respective affiliates), nor designees of Purchaser (or any of its affiliates), nor shareholders or affiliates of

Purchaser (or any respective affiliate) (the 'Disinterested Directors'). The Company shall, upon request by Praxair or Purchaser, promptly increase the size of the Board to the extent permitted by the Company's Restated Certificate of Incorporation (the 'Company Charter') and, to the extent required to comply with this Section 1.3, secure the resignations of such number of directors as is necessary to enable Praxair's designees to be elected to the Board and shall cause Praxair's designees to be so elected.

                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

     2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3 hereof) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the 'Surviving Corporation') and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The name of Surviving Corporation shall be 'CBI Industries, Inc.' The Merger shall have the effects specified in the DGCL.

     2.2. Closing.  The closing of the Merger (the 'Closing') shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Praxair may agree in writing (the 'Closing Date').

     2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company and Praxair will cause a Certificate of Merger (the 'Delaware Certificate of Merger') to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the 'Effective Time').

                                  ARTICLE III

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     3.1. The Certificate of Incorporation. The Company Charter, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the 'Charter'), until duly amended as provided therein or by applicable law, except that the first paragraph of

Article Fourth of the Charter shall be amended to read in its entirety as follows: 'The aggregate number of shares that the Corporation shall have the authority to issue is Twenty Million and One Thousand (20,001,000), of which One Thousand (1,000) shares shall be Common Stock, par value $2.50 per share and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $1.00 per share.'

     3.2. The By-Laws. The by-laws of Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the 'By-Laws'), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     4.1. Directors. The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

     4.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

     4.3. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE V

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Purchaser in the Merger shall be as follows:

     (a) Conversion of Shares; Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Praxair, Purchaser or any other Subsidiary (as defined in

Section 6.1(a) hereof) of Praxair (collectively, the 'Praxair Companies')) or Shares which are held by stockholders ('Dissenting Stockholders') exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the 'Merger Consideration') equal to $33.00 or such greater amount which may be paid pursuant to the Amended Offer. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the 'fair value' of such Shares as determined in accordance with Section 262 of the DGCL.

     (b) Cancellation of Shares. At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Praxair Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Conversion of Purchaser Common Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser or the holders of such shares, be converted into one issued and outstanding share of common stock of the Surviving Corporation.

     (d) Convertible Preferred Stock. At the Effective Time, each share of $2.27 Convertible Voting Preferred Stock, Series C of the Company, par value $1.00 per share (the 'Convertible Preferred Shares'), shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Company Charter; provided, that, after the Effective Time, the Convertible Preferred Shares shall no longer be convertible into Shares; and provided, further, that each Convertible Preferred Share shall be convertible, after the Effective Time, into the amount of cash that the holder thereof might have been entitled to receive if such holder had converted such Convertible Preferred Shares into Shares immediately prior to the Effective Time.

     (e) Cumulative Preferred Stock. Each share of 7.48% Cumulative Preferred Stock, Series D of the Company, par value $1.00 per share (the 'Series D Preferred Shares'), and $6.75 Cumulative Preferred Stock, Series E of the Company, par value $1.00 per share (the 'Series E Preferred Shares' and together with the Series D Preferred Shares, the 'Cumulative Preferred Shares' and the Cumulative Preferred Shares, together with the Convertible Preferred Shares and the Junior Participating Preferred Stock, Series A of the Company, par value $1.00 per share, the 'Preferred Shares'), which immediately prior to the Effective Time is issued and outstanding shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Company Charter.

     5.2. Payment for Shares. Praxair shall make available or cause to be made available to the paying agent appointed by Praxair (the 'Paying Agent') amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record (other than any of the Praxair Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Praxair shall reimburse the Surviving Corporation for such charges and expenses.

     For the purposes of this Agreement, the term 'Person' shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, going venture, estate, trust, association, organization, Governmental Entity (as defined in Section 6.1(d)) or other entity of any kind or nature.

     5.3. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the 'fair value' of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Praxair notice thereof and Praxair shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall give Praxair prompt notice of any demands received by the Company for appraisal of Shares and Praxair shall have the right to participate in all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Praxair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1 hereof.

     5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Praxair and Purchaser that, except as set forth in the disclosure letter delivered to Praxair by the Company on or prior to entering into this Agreement (the 'Company Disclosure Letter'):

     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not, when taken together with all other such failures have a Company Material Adverse Effect (as defined below). The Company has made available to Praxair a complete and correct copy of the Company's certificate of incorporation and by-laws, each as amended to date. The Company's certificate of incorporation and by-laws so delivered are in full force and effect. Section 6.1(a) of the Company Disclosure Letter contains a correct and complete list of each of its Subsidiaries (except for such Subsidiaries that are immaterial) and each jurisdiction where the Company and each of its Subsidiaries is organized.

     As used in this Agreement, (i) the term 'Subsidiary' means, with respect to the Company, Praxair or Purchaser, as the case may be, any entity, whether incorporated or unincorporated, domestic or foreign, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) the term 'Company Material Adverse Effect' means a material adverse effect on the financial condition, business, prospects or results of operations of the Company and its

Subsidiaries taken as a whole.

     (b) Capital Structure. The authorized capital stock of the Company consists of 240,000,000 Shares and 20,000,000 shares of preferred stock, par value $1.00. As of September 30, 1995, there were issued and outstanding 38,295,207 Shares; 3,484,713 Convertible Preferred Shares; 550,000 Series D Preferred Shares; and

200,000 Series E Preferred Shares. Each of the outstanding Convertible Preferred Shares are convertible into 1.5 Shares. All of the issued and outstanding Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto. As of September 30, 1995, 1,488,407 Shares were held in the treasury of the Company. As of the date hereof, there were outstanding options to purchase 1,216,350 Shares under the Company's Stock Option Plan, effective as of January 1, 1987 (the '1987 Stock Option Plan') and outstanding options to purchase 70,500 Shares under the Company's 1995 Stock Option Plan, effective as of January 1, 1995 (together with the 1987 Stock Option Plan, the CBI Restricted Stock Award Plan
(1978), the CBI 1983 Restricted Stock Award Plan, the CBI 1989 Restricted Stock Award Plan and the CBI 1994 Restricted Stock Award Plan, the 'Stock Plans'). The Company has no Shares or Preferred Shares reserved for issuance, other than Shares reserved for issuance upon the exercise of the conversion rights of holders of the Convertible Preferred Shares, Shares and Preferred Shares reserved for issuance in connection with the Rights granted pursuant to the Rights Agreement (which agreement will be amended as described in Section 7.10(a) hereof), and Shares reserved for issuance pursuant to the Company's 1994 Restricted Stock Award Plan, effective March 9, 1994. Section 6.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a 'Company Option'), including the holder, date of grant, exercise price, the number of Shares subject thereto and the number of stock appreciation rights, if any, granted in respect of such Company Option. Except as set forth in Section 6.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and except as set forth in Section 6.1(b) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ('Voting Debt').


     (c) Corporate Authority; Approval and Fairness. The Company has full requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the Company Requisite Vote (as defined in Section 6.1(k) hereof), the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the Company Requisite Vote (as defined in Section 6.1(k)), no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Assuming this Agreement constitutes a legal, valid and binding agreement of Praxair and Purchaser, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3 hereof, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), (C) in connection, or in compliance, with the provisions of the Exchange Act, (D) as may be required under any Environmental Law (as defined in Section 6.1(l) hereof) pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated hereby, (E) filing with, and approval of, the New York Stock Exchange, Inc. and the Commission with respect to the de-listing and de-registration of the Shares, (F) the Investment Canada Act ('ICA'), (G) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or non-U.S. changes in control laws or regulations and (H) to comply with the change of control, notification, competition or other laws of jurisdictions listed in Section 6.1(d) of the Company

Disclosure Letter (collectively, the 'Regulatory Filings'), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a 'Governmental Entity'), in connection with the execution and delivery of this Agreement by the Company and the consummation by Purchaser of the Amended Offer and by the Company of the Merger and the other transactions contemplated hereby, except those the failure to make or obtain that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or the Purchaser to consummate any of the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger pursuant to the terms of this Agreement and the other transactions contemplated hereby will not, except as set forth in Section 6.1(d) of the Company Disclosure Letter, constitute or result in (A) a breach or violation of, or a default under, the Company Charter or the by-laws of the Company or the comparable governing instruments of any of their Subsidiaries, (B) a breach or violation of, or a default under, the vesting, creation or acceleration of any rights or obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other domestic or foreign obligation ('Contracts') of the Company or any of its Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, will not have a Company Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 6.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth with respect to clauses (B) and (C) above). The Company will use its reasonable best efforts to obtain the consents referred to in the Disclosure Letter.

     (e) Company Reports; Financial Statements. The Company has filed with the Commission each registration statement, report, proxy statement or information statement required to be filed by it since December 31, 1994 (the 'Audit Date'), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995, and September 30, 1995, (collectively, including any such reports filed subsequent to the date hereof, the 'Company Reports'). As of their respective dates, the Company Reports did not, and any Company Reports filed with the Commission subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as disclosed in Section 6.1(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to a Company Report filed prior to the date of this Agreement. As of their respective dates, the consolidated financial statements included in the Company Reports complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ('GAAP') consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(f) of the Company Disclosure Letter, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, except those changes that will not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) except for dividends that have already been declared and publicly announced on Shares and payment of dividends on Preferred Shares in accordance with its terms, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company and its Subsidiaries to their officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 6.1(h) hereof) other than increases or amendments in the ordinary course of business consistent with past practice.

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(g) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its Subsidiaries or Affiliates, in any foreign or domestic jurisdiction or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any foreign or domestic Environmental Law (as defined in Section 6.1(l)), or any other facts or circumstances that so far as can reasonably be foreseen could result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries or Affiliates, except for those that are not, individually or in the aggregate, likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement; provided, however, that since December 31, 1994 and except as set forth in
Section 6.1(g) of the Company Disclosure Letter, the Company and its Subsidiaries have not been subject to any civil judgment or arbitration award in any jurisdiction, domestic or foreign, with a value in excess of $500,000.

     (h) Employee Benefits. (i) A copy (or, if unwritten, a summary thereof) of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries and which are sponsored, maintained or contributed to by the Company or its Subsidiaries (and excluding multiemployer plans as defined under ERISA (as hereinafter defined) and excluding plans in foreign jurisdictions as to which contributions are mandatory) (the 'Compensation and Benefit Plans') and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available to Praxair prior to the date hereof. The Compensation and Benefit Plans are listed in Section 6.1(h) of the Company Disclosure Letter.

     (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ('ERISA'). Each Compensation and Benefit Plan that is an 'employee pension benefit plan' within the meaning of Section 3(2) of ERISA (a 'Pension Plan') and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the 'IRS'), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (iii) Except as disclosed in Section 6.1(h) of the Company Disclosure Letter, as of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated 'single-employer plan', within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an 'ERISA Affiliate'), except for such a liability that has as of the date hereof been satisfied. Except as set forth in
Section 6.1(h) of the Company Disclosure Letter, the Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA, except for such a liability that has as of the date hereof been satisfied. No notice of a 'reportable event', within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

     (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an 'accumulated funding deficiency' (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (v) Except as set forth in Section 6.1(h)(v) of the Company Disclosure Letter, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all 'benefit liabilities', within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year. Except as set forth in Section 6.1(h)(v) of the Company Disclosure Letter, the withdrawal liability under Subtitle E of Title I of ERISA of the Company and its Subsidiaries under each multiemployer plan to which the Company, any of its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a 'complete withdrawal', within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $1,000,000.

     (vi) Neither the Company nor its domestic Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. For a minimum of the past ten years any such plan has always provided that the Company or its domestic Subsidiaries may amend or terminate any such plan at any time without incurring any material liability thereunder.

     (vii) Except as disclosed in the Company Reports prior to the date hereof or as specifically contemplated by this Agreement or as set forth in Section 6.1(h) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation or Benefit Plans.

     (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-US employees.

     (i) Compliance with Laws. Except as set forth in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(i) of the Company Disclosure Letter, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, arbitration award, license or permit of any Governmental Entity (collectively, 'Laws') with such exceptions as would not likely have a Company Material Adverse Effect. Except as set forth in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(i) of the Company Disclosure Letter, the Company is not aware of any material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries nor has any Governmental Entity indicated to the Company an intention to
conduct the same. No change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof with such exceptions as would not likely have a Company Material Adverse Effect.

     (j) Takeover Statutes. No supermajority vote is required under any 'fair price,' 'moratorium,' 'control share acquisition' or similar antitakeover statute or regulation (each, a 'Takeover Statute') in connection with the Amended Offer, the Merger or the transactions contemplated hereby. The Board has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

     (k) Voting Requirements; Company Articles. (i) The affirmative vote of the holders of a majority of the outstanding stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock or of any Voting Debt of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement (each outstanding Share being entitled to 1 vote and each outstanding Convertible Preferred Share being entitled to 1.5 votes) (the 'Company Requisite Vote').

     (ii) The Board of Directors of the Company has recommended the Merger in accordance with Article Tenth of the Company Charter.

     (iii) At least a majority of the Continuing Directors (as defined in Article Fifteenth of the Company Charter) has approved the Merger pursuant to the terms of this Agreement.

     (l) Environmental Matters. Except as disclosed in the Company Reports prior to the date hereof, except as disclosed in Section 6.1(l) of the Company Disclosure Letter and except for such matters that, alone or in the aggregate, will not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its Subsidiaries (including soil, groundwater or surface features and buildings or structures thereon) (the 'Properties') do not contain any Hazardous Substances (as defined below) other than as permitted under applicable Environmental Law, do not, and have not, contained any underground storage tanks; (iii) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information alleging that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its Subsidiaries or the Properties are subject to any agreement, order or decree involving liability under any Environmental Law; (iv) no Hazardous Substance has been disposed of or released on any of the Properties; (v) the Company and Subsidiaries are not subject to liability for any off-site disposal or contamination; and (vi) there are no other circumstances involving the Company or its Subsidiaries that could be expected to result in any claims, liability, costs or losses or any restrictions on the ownership, use, or transfer of any Property pursuant to any Environmental Law.


     'Environmental Law' means any law, regulation, order, decree, opinion or agency requirement relating to pollution, contamination, wastes, hazardous materials or the protection of the environment, human health or safety and 'Hazardous Substance' means any waste, mixture or matter containing any substance that is listed, classified under or regulated by any government authority pursuant to any Environmental Law including any petroleum compounds, asbestos, lead and polychlorinated biphenyls.

     (m) Taxes. Except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them with any taxing authority with respect to Taxes for all periods heretofore ended, taking into account any extension of time to file granted to or obtained on behalf of the Company and its Subsidiaries, (b) all Taxes required to be paid with respect to the periods covered by such Tax Returns or reports that are due prior to the Effective Time have been paid or will be paid by the Effective Time, (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, except for amounts for which the Company has made an adequate reserve as reflected in the Company Reports, (d) all liability for Taxes of the Company or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 6.1(e) have been paid or adequately reserved for on such financial statements to the extent required by GAAP, and (e) the Company and its Subsidiaries are not liable for any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group in which it or any of its Subsidiaries was at any time a member, other than such group the parent of which is the Company.

     As used in this Agreement, (i) the term 'Tax' (including, with correlative meaning, the terms 'Taxes', and 'Taxable') includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term 'Tax Return' (including, with correlative meaning, the term 'Tax Returns') includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (n) Labor Matters. Except as set forth in Section 6.1(n) of the Company Disclosure Letter and with such exceptions as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down, lockout or other such controversy involving the Company or any of its Subsidiaries pending or threatened.

     (o) Information. None of the Amended Schedule 14D-9, the Proxy Statement (as defined in Section 7.4 hereof) or any other document filed or to be filed by or on behalf of the Company with the Commission or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the Commission or other governmental entity and, in addition, in the case of the Proxy Statement at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of any Special Meeting (as defined in Section 7.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Praxair or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Amended Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Amended Offer Documents or in any other document filed or to be filed by or on behalf of Praxair or the Purchaser with the Commission or any other Governmental Entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (p) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch and Lehman Bros. as its financial advisors, the arrangements with which have been disclosed to Praxair prior to the date hereof.

     6.2. Representations and Warranties of Praxair and Purchaser. Praxair and Purchaser represent and warrant to the Company as follows:

     (a) Organization. Each of Praxair and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of Praxair and Purchaser has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

     (b) Authority. Each of Praxair and Purchaser has full requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the

Board of Directors of each of Praxair and Purchaser and by Praxair as the sole stockholder of Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Praxair and Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, it constitutes a legal, valid and binding agreement of each of Praxair and Purchaser, enforceable against them in accordance with its terms.

     (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required by Praxair or Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Praxair or Purchaser of the transactions contemplated hereby except such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Praxair Material Adverse Effect (as defined below).

     (ii) The execution, delivery and performance of this Agreement by each of Praxair and the Purchaser do not, and the consummation by the Purchaser of the Merger pursuant to the terms of this Agreement and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, their respective certificates of incorporation or by-laws or the comparable governing instruments of any of their Subsidiaries,
(B) a breach or violation of, or a default under, the vesting, creation or acceleration of any rights or obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Praxair, the Purchaser or any of their Subsidiaries (with or without notice, lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other domestic or foreign obligation ('Praxair Contracts') of Praxair, the Purchaser or any of their Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which Praxair, the Purchaser or any of their Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Praxair Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, will not have a material adverse effect on Praxair's or Purchaser's ability to perform their respective obligations pursuant to this Agreement or consummate the Amended Offer and the Merger (a 'Praxair Material Adverse Effect') or for which Praxair or Purchaser has received appropriate consents or waivers.

     (d) Information. Neither the Amended Offer Documents nor any other document filed or to be filed by or on behalf of Praxair or Purchaser with the Commission or any other Governmental Entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the Commission or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that, the foregoing shall not apply to information supplied by the Company specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Praxair or Purchaser specifically for inclusion or incorporation by reference in the Amended Schedule 14D-9, the Proxy Statement, or any other document filed or to be filed by or on behalf of the Company with the Commission or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (e) Financing. Prior to the consummation of the Amended Offer, Praxair will have caused Purchaser to have at the time of acceptance for payment and purchase of Shares under the Amended Offer and at the Effective Time, the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

                                  ARTICLE VII

                                   COVENANTS

     7.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the date on which Purchaser's nominees comprise a majority of the Board of Directors of the Company (unless Praxair shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

     (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

     (ii) it shall not (A) sell or pledge any capital stock owned by it in any of its Subsidiaries; (B) amend the Company Charter or its by-laws or amend, modify or terminate the Rights Agreement; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Shares or Preferred Shares other than regular quarterly or semi-annual cash dividends not in excess of $0.12 per Share and regular quarterly or semi-annual cash dividends on the Preferred Shares; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock except in connection with the ordinary course of operations of the CBI Salaried Employee Stock Ownership Plan (1987);

     (iii) neither it nor any of its Subsidiaries shall except as disclosed in
Section 7.1(a) of the Company Disclosure Letter (A) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or upon conversion of

Convertible Preferred Shares; (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of any other property or assets or encumber any property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (C) make any commitments for, make or authorize any capital expenditures other than existing capital expenditures required to be made pursuant to existing capital projects, as set forth in
Section 7.1(a)(iii) of the Company Disclosure Letter, which have been previously authorized or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

     (iv) except as disclosed in Section 7.1(a) of the Company Disclosure Letter, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees other than increases in compensation in the ordinary course of business, in each case, consistent with past practices with regard to frequency and amount;

     (v) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

     (vi) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and

     (vii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VIII not being satisfied.

     7.2. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of (any such proposal or offer being hereinafter referred to as an 'Acquisition

Proposal'), it or any of its Subsidiaries (it being understood and agreed that any action permitted under the exception in the next sentence shall not be deemed a prohibited initiation, solicitation, encouragement or facilitation hereunder). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, except to the extent legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal with respect to it or any of its Subsidiaries, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to it or any of its Subsidiaries or any of their businesses. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing it being understood however that resumption of any such activities, discussions or negotiations shall not violate this provision to the extent legally required for the discharge by the Board of its fiduciary duties, as advised by outside counsel. The Company agrees that it will use its reasonable best efforts to promptly inform the individuals or entities referred to in the first sentence of this Section 7.2 of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Praxair immediately if (i) any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it or its Subsidiaries or (ii) the Company determines that it is legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel to deliver such information or to enter into such negotiations or discussions. The Company also agrees that it will promptly request each Person that has heretofore executed any confidentiality agreement in connection with the consideration of an Acquisition Proposal with respect to the Company or any of its Subsidiaries or any of their businesses to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     7.3. Stockholders Meeting. The Company, acting through the Board, will take, in accordance with applicable law, the Company Charter and the Company's by-laws, all action necessary to duly call, give notice of, convene and hold a special meeting of stockholders (the 'Special Meeting') as soon as practicable after the purchase of Shares by Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions contemplated by this Agreement. Subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, the Board shall recommend approval of the Merger and the adoption of this Agreement. At any meeting of the Company's stockholders, Praxair will cause the Shares acquired in the Amended Offer, and any additional Shares owned by it or its affiliates, to be voted in favor of this Agreement and the Merger.

     7.4. Filings; Other Actions; Notification. (a) The Company, acting through its Board, in consultation with Praxair, shall (i) prepare and, following consummation of the Amended Offer, file with the Commission a preliminary proxy statement (or, if applicable, a preliminary information statement) relating to the matters to be considered at the Special Meeting pursuant to this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Praxair, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement (or, if applicable, a preliminary information statement) and to cause a definitive proxy statement (or, if applicable, a definitive information statement) (the 'Proxy Statement') to be mailed to its stockholders and (y) subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, to obtain the necessary approvals of the Merger, this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

     (ii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) The Company and Praxair each shall cooperate with each other and use (and cause their respective Subsidiaries to use) their respective best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the Merger and to consummate the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Praxair and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Praxair or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Praxair shall act reasonably and as promptly as practicable.

     (c) The Company and Praxair each shall, upon request by the other and subject to applicable laws relating to the exchange of information, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Praxair, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Praxair agrees that confidential information obtained by it pursuant hereto or pursuant to the Confidentiality Agreement dated December 5, 1995 has been and shall be treated in accordance with the provisions of such Confidentiality Agreement.

     (d) The Company and Praxair each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Praxair or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Praxair each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Praxair Material Adverse Effect, respectively.

     (e) Without limiting the generality of the undertakings pursuant to this
Section 7.4, the Company and Praxair each agree to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ('Government Antitrust Entity') information and documents requested by such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement and (ii) take promptly, in the event that any permanent or preliminary injunction or temporary restraining order, hold separate order or other order is entered or sought in any proceeding that would make consummation of the Merger or the Amended Offer in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond and including the making of any divestiture; provided, that, the making of any such divestitures with respect to assets in the United States does not relate to assets generating more than $200,000,000 in revenues per annum in the aggregate) necessary to vacate, modify or suspend or avoid such injunction or order so as to permit such consummation of the Amended Offer no later than the 60th business day after the date of the Amended Offer.

     7.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Praxair's officers, employees, counsel, accountants and other authorized representatives ('Representatives') access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that, no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company, Praxair or Purchaser; and provided, further, that, the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure and provided, further, that Praxair shall use its reasonable best efforts to promptly notify the Company if it discovers any information that might indicate that any representation or warranty by the Company is incorrect, incomplete or otherwise deficient. All requests for information made pursuant to this Section 7.5 shall be directed to an executive officer of the Company or such Person as may be designated by its officers.


     7.6. Publicity. The initial press release shall be a joint press release and thereafter the Company and Praxair each shall use reasonable best efforts to consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto.

     7.7. Benefits.

     (a) Stock Options. The Company shall take all actions necessary to provide that, immediately prior to the consummation of the Amended Offer, each Company Option which is not then exercisable will be exercisable in full and each Company Option (and each related stock appreciation right) outstanding prior to the Effective Time pursuant to any of the Stock Plans, whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

     (b) Except as set forth in Section 7.7(b) of the Company Disclosure Letter and except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Stock Plans, (i) the Stock Plans shall terminate immediately following the purchase of Shares pursuant to the Amended Offer and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and
(ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (c) Employee Benefits. Praxair agrees that, during the period commencing on consummation of the Amended Offer and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries and former employees of the Company and its Subsidiaries, other than employees covered by collective bargaining agreements, will continue to be provided with benefits under employee benefit plans with a value which is not less in the aggregate than that currently provided by the Company and its Subsidiaries to such employees. In so providing any such benefits or plans, for purposes of participation and vesting Purchaser and Praxair agree to give employees of the Company and its Subsidiaries service credit for all periods of employment with any such entity prior to the Effective Time for purposes of any such plans or benefits so provided. Praxair will, and will cause the Surviving Corporation to, honor all employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and, to the extent set forth in the Company Reports or otherwise specifically disclosed in the Company Disclosure Letter, all employment or severance agreements, plans or policies of the Company and its Subsidiaries in accordance with their terms. Purchaser acknowledge and agree that consummation of the Amended Offer constitutes a 'Change in Control' with respect to those persons listed, and pursuant to the agreements and plans set forth in, Section 7.7(c) of the Company Disclosure Letter.


     7.8. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article V, and Praxair shall reimburse the Surviving Corporation for such charges and expenses. Whether or not the Merger is consummated, all costs and expenses incurred in con-nection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except as may be permitted by Section 9.5 hereof and except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by Praxair and the Company.

     7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Praxair agrees that it will indemnify and hold harmless each present and former director, officer and employee of the Company, determined as of the Effective Time (the 'Indemnified Parties'), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, 'Costs') incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and the Company Charter or the Company's by-laws in effect on the date hereof to indemnify such Person (and Praxair shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that, any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company Charter and the Company's by-laws shall be made by counsel selected by the Surviving Corporation. Purchaser agrees that all rights to indemnification in favor of any present or former employee, agent, director or officer of the Company and its subsidiaries (the 'Indemnified Parties') as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or any of its subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Time; provided that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Praxair thereof. An Indemnified Party may select counsel to represent him or her in connection with any of the foregoing, which counsel shall be reasonably acceptable to Purchaser, and Purchaser and the Company will cooperate in the defense of any such matter; provided, however, that neither Purchaser nor the Company shall be liable for any settlement effected without its written consent and provided, further, that neither Purchaser nor the Company shall be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single matter except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such matter. Praxair shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) Praxair agrees that it shall use all reasonable efforts to maintain the Company's existing officers, and directors, liability insurance policy and employee benefit plan fiduciary liability insurance ('D&O Insurance') for a period of not less than five years from and after the Effective Time; provided,
(i) that Praxair may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the Indemnified Parties and (ii) if the existing D&O Insurance expires or is canceled during such period, Praxair will use reasonable efforts to obtain substantially similar D&O Insurance to the extent available; provided, further, that, notwithstanding clauses (i) and (ii) of this subsection 7.9(c), in the event that the aggregate annual premiums for D&O Insurance at any time during such five year period shall exceed 175% of the per annum rate of premium currently paid (the 'Base Rate') by Company and its Subsidiaries for such D&O Insurance on the date of this Agreement, then Praxair shall only be obligated to provide the maximum coverage that shall then be available at an annual premium equal to 175% of the Base Rate.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in the last two sentences of Section 7.7(c) and this Section 7.9.

     (e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     7.10. Other Actions by the Company and Praxair.

     (a) Rights. The Company, acting through its Board, shall take all necessary action (and shall notify Praxair of any such actions taken) prior to the Expiration Date including, without limitation, supplementing or amending the Rights Agreement to ensure that, so long as this Agreement has not been terminated, the Amended Offer is a 'Permitted Tender Offer' (as defined in the Rights Agreement), (it being understood that the Company shall amend the definition of 'Permitted Tender Offer' in the Rights Agreement), no 'Distribution Date' (as defined in the Rights Agreement) will occur and Section 11.1(b) of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Amended Offer or the execution or delivery of this Agreement with the effect that none of such events will trigger the exercisability of the Rights or the separation of the Rights from the certificates to which they are attached. So long as this Agreement has not been terminated, the Board shall also take all further action (in addition to that referred to above) requested in writing by Praxair or Purchaser (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions by Praxair or Purchaser, the Board shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal, provided, however, that nothing herein shall be deemed to preclude the Company from taking any action with respect to the Rights Agreement (including any modification or amendment thereto or waiver thereof) as it applies to any third party other than Praxair and the Purchaser to the extent required for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law, as advised in writing by outside counsel to the Company. The Company will promptly furnish to Praxair and Purchaser a complete and correct copy of the Rights Agreement, as so amended.

     (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Initial Offer, the Amended Offer, the Merger or any other transaction contemplated by this Agreement, the Company and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     (c) Termination of Litigation. The parties hereto shall immediately dismiss, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates and each shall thereafter sign and deliver such further papers as may be necessary in connection with such dismissals.

     7.11. Notification of Certain Matters. Each of Praxair and the Company shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Amended Offer, (B) any condition set forth in Annex A to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Amended Offer or (C) any condition set forth in Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Praxair or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VIII

                                   CONDITIONS

     8.1. Conditions to Obligations of Praxair and Purchaser. The respective obligations of Praxair and Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Praxair or Purchaser, as the case may be, to the extent permitted by applicable law:

     (a) Stockholder Approval. This Agreement shall have been duly approved by Company Requisite Vote, in accordance with applicable law, the Company Charter and the by-laws of the Company;

     (b) Purchase of Shares. Purchaser (or one of the Praxair Companies) shall have purchased Shares pursuant to the Amended Offer;

     (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (d) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an 'Order');

     (e) Other Obligations. The Company shall have fulfilled its obligations under Sections 7.7(a) and (b) and Section 7.10 hereof.

     8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Stockholder Approval. This Agreement shall have been duly approved by the Company Requisite Vote, in accordance with applicable law, the Company Charter and the by-laws of the Company;

     (b) Purchase of Shares. Purchaser (or one of the Praxair Companies) shall have purchased Shares pursuant to the Amended Offer;

     (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

     (d) Order.  There shall be in effect no Order.

                                   ARTICLE IX

                                  TERMINATION

     9.1. Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof, by the mutual consent of Praxair and the Company, by action of their respective Boards of Directors.

     9.2. Termination by Either Praxair or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Praxair or the Company if (i) Purchaser shall have terminated the Amended Offer without purchasing any Shares pursuant thereto; provided, that, in the case of termination of this Agreement by Praxair, such termination of the Amended Offer is not in violation of the terms of the Amended Offer or this Agreement or (ii) a majority of the outstanding Shares shall not have been purchased pursuant to the Amended Offer within 60 business days of the date thereof; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2 will not be available to any party who at such time is in material breach of its obligations under this Agreement.

     9.3. Termination by Praxair. So long as Praxair is not in material breach of any of its obligation hereunder, this Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of a majority of the outstanding Shares pursuant to the Amended Offer, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof, by action of the Board of Directors of Praxair, if (x) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect as of the Expiration Date as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by this Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect; or (y) the Board shall have withdrawn or modified in a manner adverse to Praxair or Purchaser its approval or recommendation of the Amended Offer, this Agreement or the Merger or the Board, upon request by Praxair, shall fail to reaffirm such approval or recommendation within 2 business days of such request, or shall have resolved to do any of the foregoing.

     9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof by action of the Board if (i) Praxair or Purchaser shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Praxair or Purchaser at or prior to such date of termination, or any representation or warranty made by Praxair in this Agreement shall be untrue or incorrect in any material respect, (ii) Praxair or Purchaser shall have failed to amend the Initial Offer within the time required in Section 1.1 or (iii) the Company receives an Acquisition Proposal on terms the Board (after consultation with its financial advisors) determines to be more favorable to the Company's stockholders than the terms of the Amended Offer and the Merger, and the Board determines, as advised by outside counsel, that it is legally required for the discharge of its fiduciary duties, (A) not to continue to recommend that holders of Shares accept the Amended Offer and tender their Shares pursuant to the Amended Offer, and (B) to accept such Acquisition Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.4(iii) unless it has provided Praxair and Purchaser with two business days prior written notice of this intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Purchaser shall receive the fee set forth in Section 9.5(b) immediately prior to any termination pursuant to this Section 9.4(iii) by wire transfer in same day funds.

     9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement. Nothing herein shall limit the ability of the Company upon termination of this Agreement in accordance with its terms to make the Rights (or any similar rights issued under any new rights agreement entered into by the Company) applicable to any proposal or offer made by Praxair or any affiliate thereof.

     (b) If (x) (i) the Amended Offer shall have remained open for a minimum of at least 10 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Praxair or Purchaser or any of their respective subsidiaries or affiliates (collectively, an 'Acquiring Person') shall have become the beneficial owner of 10% or more of the outstanding Shares, and (iii) the Minimum Tender Condition (as defined in Annex A) shall not have been satisfied and the Amended Offer is terminated in accordance with this Agreement without the purchase of any Shares thereunder, (y) Praxair shall have terminated this Agreement pursuant to Section 9.3(y) hereof or (z) the Company shall have terminated this Agreement pursuant to Section 9.4(iii) hereof, then the Company, if requested by Praxair, shall promptly, but in no event later than two days after the date of such request, pay Praxair a fee of $43,500,000 which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Praxair and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Praxair or Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Praxair or Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York on the date such payment was required to be made.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1. Survival. This Article X and the agreements of the Company, Praxair and Purchaser contained in Sections 5.2 (but only to the extent that such Section relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.7 and 7.9 shall survive the consummation of the Merger. This Article X and the agreements of the Company, Praxair and Purchaser contained in the last two sentences of Section 7.7(c), Section 7.8 and Section 9.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     10.2. Modification or Amendment. Subject to the provisions of applicable law and Section 1.3 hereof, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE

UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH

SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

     10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

        IF TO PRAXAIR OR PURCHASER

        Praxair, Inc.
        39 Old Ridgebury Road
        Danbury, CT 06810-5113
        Attention: David H. Chaifetz, Esq.

        with a copy to:
        Neil T. Anderson, Esq.
        Sullivan & Cromwell
        125 Broad Street
        New York, NY 10004

        IF TO THE COMPANY

        CBI Industries, Inc.
        800 Jorie Boulevard
        Oak Brook, IL 60521-7001
        Attention: Charles O. Ziemer, Esq.

        with a copy to:
        Richard D. Katcher, Esq.
        Seth A. Kaplan, Esq.
        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Praxair Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     10.8. No Third Party Beneficiaries. Except as provided in the last two sentences of Section 7.7(c) and in Section 7.9 hereof, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     10.9. Obligations of Praxair and of the Company. Whenever this Agreement requires a Subsidiary of Praxair to take any action, such requirement shall be deemed to include an undertaking on the part of Praxair to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words 'include,' 'includes' or 'including' are used in this Agreement, they shall be deemed to be followed by the words 'without limitation.'

     10.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Praxair may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Purchaser, in the event of which, all references herein to Purchaser shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     10.13. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14. Disclosure. The inclusion of any matter on the Company Disclosure Letter does not constitute an admission by the Company that any such matter is material. A disclosure of any item by the Company in any section of the Company Disclosure Letter shall be deemed disclosure of such item for all purposes of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          CBI INDUSTRIES, INC.

                                          By: /s/ John E. Jones
                                              ----------------------------------
                                              Name:  John E. Jones
                                              Title: Chairman



                                          PRAXAIR, INC.

                                          By: /s/ H.W. Lichtenberger
                                              ----------------------------------
                                              Name:  H.W. Lichtenberger
                                              Title: Chairman and C.E.O.



                                          PX ACQUISITION CORP.

                                          By: /s/ David H. Chaifetz
                                              ----------------------------------
                                              Name:  David H. Chaifetz
                                              Title: President

                                    ANNEX A

     Notwithstanding any other provision of the Initial Offer or the Amended Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act and Investment Canada Act, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or subject to the terms of the Merger Agreement may, in its sole discretion, terminate or amend the Amended Offer as to any Shares not then paid for if:

          (i) there is not tendered and not withdrawn prior to the Expiration Date at least that number of Shares (the 'Minimum Number of Shares') that would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase (the 'Minimum Tender Condition'). For purposes of the Amended Offer, 'on a fully diluted basis' means, as of any date, the number of Shares outstanding together with Shares that the Company is required to issue pursuant to obligations outstanding at that date under convertible securities, stock options or otherwise.

          (ii) Purchaser is not, in its reasonable discretion, satisfied that the Rights will not become exercisable upon consummation of the Amended Offer;

          (iii) Purchaser is not satisfied, in its reasonable discretion, that after consummation of the Amended Offer, the restrictions contained in
     Section 203 of the DGCL will not apply to the Merger;

          (iv) Purchaser is not satisfied, in its reasonable discretion, that no supermajority vote will be required by Article Tenth or Article Fifteenth of the Company Charter to approve the Merger or that after consummation of the Amended Offer, Purchaser will otherwise possess sufficient voting power to effect the Merger without the affirmative vote of any person other than Purchaser;

          (v) On or after December 21, 1995 and at or before the time of payment for any of such Shares any of the following shall occur:

                (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than the current action in Bosnia), (iv) any limitation (whether or not mandatory) by any Governmental Entity, on the extension of credit by banks or other lending institutions, (v) any significant adverse change in interest rates or major stock indices in the United States or abroad, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on December 21, 1995, (vi) a currency moratorium on or a suspension of, the currency exchange markets in the United States, or (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

                (b) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an 'Action') by any Governmental Entity: (i) challenging the acquisition by Praxair, Purchaser or any other wholly-owned subsidiary of Praxair of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Agreement, the Amended Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Agreement, the Amended Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Praxair's, Purchaser's or any other wholly-owned subsidiary of Praxair's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Praxair or Purchaser to dispose of or hold separate all or any portion of Praxair's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Agreement, the Amended Offer or the Merger or other subsequent business combination;

           (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Purchaser unable to, or result in a delay in, or restrict, the ability of Purchaser to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Praxair or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company; or (v) that, in any event, in the reasonable judgment of Purchaser, is reasonably likely to have a Company Material Adverse Effect (other than litigation disclosed in the Company Disclosure Letter);

                (c) any statute, rule, regulation, order, judgment or injunction shall be enacted or entered with respect to the Amended Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity other than the application to the Amended Offer or the Merger of waiting periods under the HSR Act that, in the reasonable judgment of Praxair or Purchaser, might, directly or indirectly, reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph
           (b) above;

                (d) it shall have been publicly disclosed or Praxair shall have learned that (i) any person, entity or 'group' (as defined in Section

           13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than ten percent of the Shares (other than for bona fide arbitrage purposes); or (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to the acquisition of more than 10% of the Shares or a merger, consolidation or other business combination with or involving the Company;

                (e) any change shall have occurred or be threatened (or any development shall have occurred or been threatened involving a prospective change) in the financial condition, businesses or results of operations of the Company or any of its Subsidiaries that is or is reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole, or Praxair or Purchaser shall have become aware of any fact (including, but not limited to, any prior change) that has or is reasonably likely to have a material adverse effect on the value of the Shares or the Company and its Subsidiaries taken as a whole to Praxair or Purchaser;

                (f) Purchaser or Praxair and the Company shall have entered into an agreement that the Amended Offer be terminated or amended; or

                (g) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect as of the Expiration Date of the Amended Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by this Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole;

                (h) the Board (or a majority of the Disinterested Directors) shall have amended, modified or withdrawn its recommendation in favor of the Amended Offer or the Merger, or shall have failed publicly to reconfirm such recommendation upon request by Praxair or Purchaser, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                (i) the Agreement shall have been terminated by the Company or Praxair or Purchaser in accordance with its terms, or Praxair or Purchaser shall have reached an agreement or understanding in writing with the Company providing for delay in payment for the Shares;


which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by Purchaser, Praxair or any other affiliate of Praxair) giving rise to any such condition, makes it inadvisable to proceed with the Amended Offer or with acceptance for payment or payment for Shares.

     The foregoing conditions are for the sole benefit of Praxair and Purchaser and their respective affiliates and may be asserted by Praxair and Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Praxair, Purchaser or any of their respective affiliates) giving rise to any such condition other than the Minimum Tender Condition or may be waived by Praxair or Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Praxair or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B


                                                               December 22, 1995

Board of Directors
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, IL 60521

Dear Members of the Board:

     We understand that CBI Industries, Inc. (the 'Company'), Praxair, Inc. (the 'Bidder') and Praxair Acquisition Corp., a wholly-owned subsidiary of the Bidder ('Acquisition Sub'), have entered into an Agreement and Plan of Merger dated as of December 22, 1995 (the 'Merger Agreement') which provides, among other things, for (i) the tender offer by Acquisition Sub for all outstanding shares of the common stock, par value $2.50 per share, together with certain associated rights, of the Company for consideration of $33.00 net per share in cash (the 'Tender Offer'), and (ii) the subsequent merger (the 'Merger,' and together with the Tender Offer, the 'Transaction') of Acquisition Sub with and into the Company, pursuant to which each outstanding share of the common stock of the Company (other than shares held in treasury or held by the Bidder or any of its affiliates or as to which dissenters' rights are perfected) will be converted into the right to receive consideration of $33.00 net per share in cash. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the consideration to be offered to such shareholders in the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Transaction, (2) such publicly available information concerning the Company and the Bidder which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company including, without limitation, certain projections prepared by the Company, (4) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, in arriving at our opinion, we have considered the results of efforts to solicit indications of interest from third parties with respect to an acquisition of all or part of the Company or other strategic transaction involving the Company. We also have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.


     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Transaction is fair to such shareholders.

     We have, in the past, provided financial advisory and financing services to the Company and are acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company and the Bidder for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the consideration offered to such shareholder in the Transaction.

                                         Very truly yours,


                                          LEHMAN BROTHERS

                                                                       EXHIBIT C


                                                               December 22, 1995

Board of Directors
CBI Industries, Inc.

800 Jorie Boulevard
Oak Brook, IL 60521

Dear Members of the Board:

     We understand that CBI Industries, Inc. (the 'Company'), Praxair, Inc. (the 'Bidder') and Praxair Acquisition Corp., a wholly-owned subsidiary of the Bidder ('Acquisition Sub'), have entered into an Agreement and Plan of Merger dated as of December 22, 1995 (the 'Merger Agreement') which provides, among other things, for (i) the tender offer by Acquisition Sub for all outstanding shares of the common stock, par value $2.50 per share, together with certain associated rights, of the Company for consideration of $33.00 net per share in cash (the 'Tender Offer'), and (ii) the subsequent merger (the 'Merger,' and together with the Tender Offer, the 'Transaction') of Acquisition Sub with and into the Company, pursuant to which each outstanding share of the common stock of the Company (other than shares held in treasury or held by the Bidder or any of its affiliates or as to which dissenters' rights are perfected) will be converted into the right to receive consideration of $33.00 net per share in cash. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the consideration to be offered to such shareholders in the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Transaction, (2) such publicly available information concerning the Company and the Bidder which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company including, without limitation, certain projections prepared by the Company, (4) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, in arriving at our opinion, we have considered the results of efforts to solicit indications of interest from third parties with respect to an acquisition of all or part of the Company or other strategic transactions involving the Company. We also have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof, that, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Transaction is fair to such shareholders.

     We have, in the past, provided financial advisory and financing services to the Company and are acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company and the Bidder for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the consideration offered to such shareholder in the Transaction.

                                          Very truly yours,


                                          MERRILL LYNCH

                                       2